Exhibit 99.1

Sections of Pilgrim’s Pride Corporation’s Confidential Preliminary Offering Circular,

dated September 25, 2017

Certain Definitions

All references to:

•	the “issuer” or “Pilgrim’s Pride Corporation” are to Pilgrim’s Pride Corporation, a Delaware corporation;

•	the “guarantors” are to (1) Pilgrim’s Pride Corporation of West Virginia, Inc., a West Virginia corporation, (2) Gold’n Plump Poultry, LLC, a Minnesota limited liability company, (3) Gold’n Plump Farms, LLC, a Minnesota limited liability company, and (4) JFC LLC, a Minnesota limited liability company, each of which is a wholly-owned subsidiary of Pilgrim’s Pride Corporation; and

•	“Pilgrim’s Pride,” “Pilgrim’s,” “PPC,” “we,” “us,” “our,” “ours,” the “Company” and words of a similar effect are to Pilgrim’s Pride Corporation together with its subsidiaries (other than Granite and its subsidiaries).

•	“British pounds,” “pounds,” “pounds sterling” and “£” are to the lawful currency of the United Kingdom;

•	“Granite” are Granite Holdings S.à r.l. (formerly Moy Park Lux S.à r.l.), a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg. Granite is a holding company that owns Moy Park;

•	the “JBS Group” are JBS S.A. and its consolidated subsidiaries;

•	“JBS USA” are to JBS USA Holding Lux S.à r.l. (formerly JBS USA Holdings, Inc.), a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg. JBS USA is an indirect, wholly-owned subsidiary of JBS S.A.;

•	“JBS S.A.” are to JBS S.A., a corporation (sociedade anônima) incorporated under the laws of Brazil. JBS S.A. is the ultimate parent company of the JBS Group. As of the date hereof, JBS S.A., through its wholly-owned subsidiaries, including JBS USA, beneficially owns 78.6% of Pilgrim’s Pride Corporation’s outstanding common stock;

•	“Moy Park” are to Moy Park Holdings (Europe) Ltd., a private company incorporated under the laws of Northern Ireland. Moy Park owns the companies that comprise the “Moy Park” business based in the United Kingdom;

•	the “Moy Park Acquisition” are to PPC’s acquisition of 100% of the total capital stock of Granite from JBS S.A.;

•	“Moy Park Group” are to Moy Park and its subsidiaries;

•	“U.K.” and “United Kingdom” are to the United Kingdom of Great Britain and Northern Ireland;

•	“U.S.” and “United States” are to the United States of America, its territories and possessions, any state of the United States and the District of Columbia; and

•	“U.S. dollars,” “dollars,” “US$” and “$” are to the lawful currency of the United States of America.

Disclosure Regarding Forward Looking Statements

Certain written and oral statements made by us may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made herein or in documents incorporated by reference herein. Statements of our intentions, beliefs, expectations or predictions for the future, denoted by the words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “imply,” “intend,” “should,” “foresee” and similar expressions, are forward-looking statements that reflect our current views about future events and are subject to risks, uncertainties and assumptions. Such risks, uncertainties and assumptions include the following:

•	Matters affecting the chicken industry generally, including fluctuations in the commodity prices of feed ingredients and chicken;

•	Our ability to obtain and maintain commercially reasonable terms with vendors and service providers;

•	Our ability to maintain contracts that are critical to our operations;

•	Our ability to retain management and other key individuals;

•	Outbreaks of avian influenza or other diseases, either in our own flocks or elsewhere, affecting our ability to conduct our operations and/or demand for our poultry products;

•	Contamination of our products, which has previously and can in the future lead to product liability claims and product recalls;

•	Exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate;

•	Changes in laws or regulations affecting our operations or the application thereof;

•	New immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause our costs of business to increase, cause us to change the way in which we do business or otherwise disrupt our operations;

•	Competitive factors and pricing pressures or the loss of one or more of our largest customers;

•	Inability to consummate, or effectively integrate, any acquisition or to realize the associated anticipated cost savings and operating synergies;

•	Currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations;

•	Disruptions in international markets and distribution channels;

•	Our ability to maintain favorable labor relations with our employees and our compliance with labor laws;

•	Extreme weather or natural disasters;

•	The impact of uncertainties in litigation; and

•	Other risks described under “Risk Factors” or elsewhere herein.

Actual results could differ materially from those projected in these forward-looking statements as a result of these factors, among others, many of which are beyond our control.

In making these statements, we are not undertaking, and specifically decline to undertake, any obligation to address or update each or any factor in future filings or communications regarding our business or results, and we are not undertaking to address how any of these factors may have caused changes to information contained in previous filings or communications. Although we have attempted to list comprehensively these important cautionary risk factors, we must caution investors and others that other factors may in the future prove to be important and affect our business or results of operations.

Recent Developments

Moy Park Acquisition

On September 8, 2017, Onix Investments UK Limited (“Onix”), a wholly-owned subsidiary of Pilgrim’s Pride Corporation, acquired from JBS S.A. 100% of the issued and outstanding shares of common stock of Granite, the holding company that owns Moy Park, owner of the companies that comprise “Moy Park’s” business based in the United Kingdom, for an aggregate purchase price of £1.0 billion ($1.3 billion, based on an exchange rate of US$1.3099 per £1.00 on September 8, 2017), consisting of (on a cash-free, debt-free basis) £230.0 million ($301.3 million) in cash, a £562.5 million ($736.8 million) promissory note (the “JBS S.A. Seller Note”) issued on September 8, 2017 by Onix, and guaranteed by Pilgrim’s Pride Corporation, to JBS S.A. and the assumption of certain debt of Moy Park and its subsidiaries, including Moy Park (Bondco) Plc’s £300.0 million aggregate principal amount of 6.25% Senior Notes due 2021 (the “Moy Park Notes”). We refer to this transaction as the “Moy Park Acquisition.”

We believe that the Moy Park Acquisition will position us to become a global player in the chicken business, giving us access to the United Kingdom and European markets, which advances our strategy of diversifying our portfolio to be more global while at the same time reducing volatility across our businesses. In addition, we believe the Moy Park Acquisition will provide us with new business opportunities through the addition of Moy Park’s fully integrated poultry production platform and its strong presence in prepared foods. The Moy Park Acquisition was unanimously approved by a Special Committee of the Pilgrim’s Pride Corporation’s Board of Directors. Comprised entirely of independent equity directors elected to the Board by a vote controlled by the shareholders unaffiliated with JBS S.A., the Special Committee was delegated the full authority of the Pilgrim’s Pride Corporation’s Boards of Directors with respect to the Moy Park Acquisition.

The JBS S.A. Seller Note is subject to customary representations and warranties, covenants and events of default. Our obligations under the JBS S.A. Seller Note are subordinated to our obligations under the U.S. Credit Facility, which was amended on September 6, 2017 to permit the Moy Park Acquisition. Interest on the outstanding principal balance of the JBS S.A. Seller Note shall accrue at the rate per annum equal to (i) from and after November 8, 2017 and prior to January 7, 2018, 4.00%, (ii) from and after January 7, 2018 and prior to March 8, 2018, 6.00% and (iii) from and after March 8, 2018, 8.00%. Such interest shall be payable on the last business day of each month, commencing with November 2017, and ending on the maturity date of September 6, 2018 or such earlier date on which the principal of this Note is paid in full. The outstanding principal amount of the JBS S.A. Seller Note is payable at maturity. If we or any of our subsidiaries incur or issue any unsecured indebtedness, Onix, to the extent permitted by the terms of the U.S. Credit Facility, is required to prepay the principal of the JBS S.A. Seller Note, together with accrued and unpaid interest thereon, in an amount equal to the net proceeds of such indebtedness. We intend to use the proceeds from the issuance of the notes to repay the JBS S.A. Seller Note in full.

Moy Park is a leading and highly regarded U.K. food company, providing fresh, high quality and locally farmed poultry and convenience food products. The Moy Park Group has operated in the U.K. and Ireland retail market for over 50 years and delivers a range of fresh, ready-to-cook, coated and ready-to-eat poultry products to major retailers and large foodservice customers throughout the United Kingdom, Ireland, France and the Netherlands. The Moy Park Group operates four fresh chicken processing plants in the United Kingdom with an average daily processing capacity of approximately 860,000 birds and nine further processed and prepared foods plants throughout Europe with an aggregate monthly processing capacity of approximately 19,500 tons, as of June 30, 2017.

Moy Park’s customers include the foodservice industry, principally chain restaurants and food processors such as McDonald’s®, KFC® and Quick®, each of the 10 largest supermarkets in the U.K., such as Tesco®, Sainsbury’s®, Waitrose®, Morrisons®, Aldi® and Lidl®, as well as major retailers in Europe, including Carrefour® and Picard®.

In addition to selling an extensive range of products sold by its retail customers under their own brand names, Moy Park offers a range of branded products, including those under the “Moy Park” poultry brand, which is well known in Northern Ireland and Ireland, and the “Castle Lea” and “O’Kane” brands of prepared, breaded and ready-to-eat products which are sold across the U.K.

During the six-month period ended June 30, 2017, the Moy Park Group generated £761.9 million ($992.5 million) in revenue, £90.3 million ($117.6 million) in gross profit and £15.3 million ($19.9 million) in profit for the period. As of June 30, 2017, the Moy Park Group had cash and cash equivalents of £130.1 million ($169.5 million) and total loans and borrowings of £322.5 million ($420.1 million). In 2016, the Moy Park Group generated £1,437.4 million ($1,872.4 million) in revenue, £171.9 million ($223.9 million) in gross profit and £32.9 million ($42.9 million) in profit for the year. As of December 31, 2016, the Moy Park Group had cash and cash equivalents of £139.6 million ($181.8 million) and loans and borrowings of £326.6 million ($425.4 million). The financial information presented above has been translated into U.S. dollars from British pounds at an exchange rate of US$1.3026 per £1.00, which was the Bloomberg Composite Rate on June 30, 2017.

The financial condition and results of operations for the Moy Park Group as of and for the year ended December 31, 2015 have not been audited by independent auditors in connection with the offering of the notes, and an audit report for this period has not been prepared or included in Pilgrim’s Pride Corporation’s confidential preliminary offering circular, dated September 25, 2017 (the “Offering Circular”). The following financial information of the Moy Park Group as of and for the year ended December 31, 2015, has not been confirmed by the initial purchasers or reviewed on our behalf by our or Moy Park’s independent auditors.

In 2015, the Moy Park Group generated revenue of £1442.3 million, gross profit of £149.2 million, EBITDA of £111.7 million for the year ended December 31, 2015. As of December 31, 2015, the Moy Park Group had cash and cash equivalents of £173.4 million and loans and borrowings of £327.3 million.

As a result of the Moy Park Acquisition, a Change of Control (as defined in the indenture governing the Moy Park Notes (the “Moy Park Indenture”)) will occur. The terms of the Moy Park Indenture require Moy Park (Bondco) Plc, the issuer of the Moy Park Notes, to make, not later than 30 days following the Change of Control, an offer to purchase for cash any and all of the outstanding Moy Park Notes at a purchase price equal to 101% of the principal amount of each Moy Park Note repurchased plus accrued and unpaid interest and additional amounts, if any, thereon, to the date of purchase.

This is neither an offer to purchase nor a solicitation of an offer to sell or buy the Moy Park Notes. Any offer to purchase the Moy Park Notes will be made solely on the terms and subject to the conditions set forth in a separate offer to purchase and that will be directed to holders of the Moy Park Notes.

Summary Financial Data of PPC

Net Debt

Net debt is defined as (i) long-term debt, less current maturities, plus (ii) current maturities of long-term debt, minus (iii) cash and cash equivalents. Net debt is presented because it is used by us, and we believe it is frequently used by securities analysts, investors and other parties, in addition to and not in lieu of debt as presented under GAAP, to compare the indebtedness of companies. A reconciliation of net debt is as follows:

	As of December 28, 2014	As of December 27, 2015	As of December 25, 2016	As of June 26, 2016	As of June 25, 2017
	(in thousands)
Long-term debt, less current maturities	$3,980	$985,509	$1,011,858	$1,117,979	$1,404,264
Add: Notes payable and current maturities of long-term debt	262	28,812	94	90	40,098
Minus: Cash and cash equivalents	576,143	439,638	120,328	41,047	303,937

Net debt (cash position)	$(571,901)	$574,683	$891,624	$1,077,022	$1,140,425

EBITDA

“EBITDA” is defined as the sum of net income plus interest, taxes, depreciation and amortization. “Adjusted EBITDA” is calculated by adding to EBITDA certain items of expense and deducting from EBITDA certain items of income that we believe are not indicative of our ongoing operating performance consisting of: (i) income (loss) attributable to noncontrolling interests, (ii) restructuring charges and (iii) foreign currency transaction losses (gains). EBITDA is presented because it is used by us, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of results prepared in conformity with GAAP, to compare the performance of companies. We believe investors would be interested in our Adjusted EBITDA because this is how our management analyzes EBITDA applicable to continuing operations. We also believe that Adjusted EBITDA, in combination with our financial results calculated in accordance with GAAP, provides investors with additional perspective regarding the impact of certain significant items on EBITDA and facilitates a more direct comparison of its performance with its competitors. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Some of the limitations of these measures are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	EBITDA and Adjusted EBITDA are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;

•	EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges attributable to noncontrolling interests; and

•	EBITDA and Adjusted EBITDA do not reflect limitations on or costs related to transferring earnings from our subsidiaries to us.

In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP. You should compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

A reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	For the twenty-six weeks ended		For the fifty-two weeks ended June 25, 2017
	June 26, 2016	June 25, 2017
	(in thousands)
Net income	$271,053	$328,536	$497,212
Add:
Interest expense, net (i)	22,205	26,975	48,967
Income tax expense	141,002	161,119	253,023
Depreciation and amortization	88,683	107,671	199,502
Minus:
Amortization of capitalized financing costs (ii)	1,889	1,947	3,890

EBITDA	521,054	622,354	994,814

Add:
Foreign currency transaction losses (gains) (iii)	(4,979)	(1,191)	7,685
Restructuring charges (iv)	—	4,349	5,418
Minus:
Net income (loss) attributable to noncontrolling interest	(204)	974	375

Adjusted EBITDA	$516,279	$624,538	$1,007,542

(i)	Interest expense, net, consists of interest expense less interest income.
(ii)	Amortization of capitalized financing costs is included in both interest expense, net and depreciation and amortization above.
(iii)	We measure the financial statements of our Mexico subsidiaries as if the U.S. dollar were the functional currency. Accordingly, we remeasure assets and liabilities, other than non-monetary assets, of the Mexico subsidiaries at current exchange rates. We remeasure nonmonetary assets using the historical exchange rate in effect on the date of each asset’s acquisition. Currency exchange gains or losses resulting from these remeasurements are included in the Foreign currency transaction losses (gains) above.
(iv)	Restructuring charges includes tangible asset impairment, severance and change-in-control compensation costs, and losses incurred on both the sale of unneeded broiler eggs and flock depletion.

Risks Relating to Our Business

J&F Investimentos S.A. is investigating improper payments made in Brazil in connection with admissions of illicit conduct to the Brazilian Federal Prosecutor’s Office and the outcome of this investigation and related investigations by the Brazilian government could have a material adverse effect on us.

On May 3, 2017, certain officers of J&F Investimentos S.A. (“J&F,” and the companies controlled by J&F, the “J&F Group”) (including two former directors of the Company), a company organized in Brazil and an indirect controlling stockholder of the Company, entered into plea bargain agreements (the “Plea Bargain Agreements”) with the Brazilian Federal Prosecutor’s Office (Ministério Público Federal) (“MPF”) in connection with certain illicit conduct involving improper payments made to Brazilian politicians, government officials and other individuals in Brazil committed by or on behalf of J&F and certain J&F Group companies . The details of such illicit conduct are set forth in separate annexes to the Plea Bargain Agreements, and include admissions of improper payments to politicians and political parties in Brazil over the last 10 years in exchange for receiving, or attempting to receive, favorable treatment for certain J&F Group companies in Brazil.

Pursuant to the terms of the Plea Bargain Agreements, the MPF agreed to grant immunity to the officers in exchange for such officers agreeing, among other considerations, to: (1) pay fines totaling R$225.0 million; (2) cooperate with the MPF, including providing supporting evidence of the illicit conduct identified in the annexes to the Plea Bargain Agreements; and (3) present any previously undisclosed illicit conduct within 120 days following the execution of the Plea Bargain Agreements as long as the description of such conduct had not been omitted in bad faith. In addition, the Plea Bargain Agreements provide that the MPF may terminate any Plea Bargain Agreement and request that the Supreme Court of Brazil (Supremo Tribunal Federal) (“STF”) ratify such termination if any illicit conduct is identified that was not included in the annexes to the Plea Bargain Agreements.

On June 5, 2017, J&F, in its role as the controlling shareholder of the J&F Group, entered into a leniency agreement (the “Leniency Agreement”) with the MPF, whereby J&F assumed responsibility for the conduct that was described in the annexes to the Plea Bargain Agreements. In connection with the Leniency Agreement, J&F has agreed to pay a fine of R$10.3 billion, adjusted for inflation, over a 25-year period. In exchange, the MPF agreed not to initiate or propose any criminal, civil or administrative actions against J&F, the companies of the J&F Group or those officers of J&F with respect to such conduct. Pursuant to the terms of the Leniency Agreement, if the Plea Bargain Agreement is annulled by the STF, then the Leniency Agreement may also be terminated by the Fifth Chamber of Coordination and Reviews of the MPF or, solely with respect to the criminal related provisions of the Leniency Agreement, by the 10th Federal Court of the Federal District in Brasília, the authorities responsible for the ratification of the Leniency Agreement.

On August 24, 2017, the Fifth Chamber ratified the Leniency Agreement. On September 8, 2017, the 10th Federal Court ratified the Leniency Agreement. In compliance with the terms of the Leniency Agreement, J&F is conducting an internal investigation involving improper payments made in Brazil by or on behalf of J&F, certain companies of the J&F Group and certain officers of J&F (including two former directors of the Company). J&F has engaged outside advisors to assist it in conducting the investigation, including an assessment as to whether any of the misconduct disclosed to Brazilian authorities had any connection to the Company or Moy Park, or resulted in a violation of U.S. law. The internal investigation is ongoing and the Company is fully cooperating with J&F in connection with the investigation. We cannot predict when the investigation will be completed or the results of the investigation, including the outcome or impact of any government investigations or any resulting litigation.

On September 8, 2017, at the request of the MPF, the STF issued an order temporarily revoking the immunity from prosecution previously granted to Joesley Mendonça Batista and another executive of J&F in connection with the Plea Bargain Agreements. The MPF requested the revocation of their immunity following public disclosure of certain voice recordings involving them in which they discussed certain alleged illicit activities the MPF claims were not covered by the annexes to their respective Plea Bargain Agreements. On September 10, 2017, Joesley Mendonça Batista voluntarily turned himself into police in Brazil. On September 11, 2017, the 10th Federal Court suspended its ratification of the criminal provisions of the Leniency Agreement as a result of the STF’s temporary revocation of Joesley Mendonça Batista immunity under his Plea Bargain Agreement. The provisions of the Leniency Agreement related to criminal conduct will remain suspended until the STF issues a final decision on the validity of the Plea Bargain Agreements.

We cannot predict whether the Plea Bargain Agreements will be upheld or terminated by the STF, and, if terminated, whether the Leniency Agreement will be also terminated by either the Fifth Chamber and/or the 10th Federal Court, and to what extent. If the Leniency Agreement is terminated, in whole or in part, as a result of any Plea Bargain Agreement being terminated, this may materially adversely affect the public perception or reputation of the J&F Group, including the Company, and could have a material adverse effect on the J&F Group’s business, financial condition, results of operations and prospects. Furthermore, the termination of the Leniency Agreement may cause the termination of certain stabilization agreements entered into by JBS S.A. and certain of its subsidiaries, which would permit the lenders of the debt that is the subject to the terms of the stabilization agreements to accelerate their debt, which could have a material adverse effect on JBS S.A. and its subsidiaries (including the Company).

Separately, Wesley Mendonça Batista (the former Chief Executive Officer of JBS S.A.) was arrested on September 13, 2017, as a result of a separate investigation by Brazil’s federal police alleging that Joesley Mendonça Batista and Wesley Mendonça Batista carried out insider trading transactions involving the sale of shares of JBS S.A. and foreign exchange futures contracts prior to the announcement of the Plea Bargain Agreements. The Securities and Exchange Commission of Brazil (Comissão de Valores Mobiliários) is also investigating these insider trading transactions. On September 21, 2017, the Brazilian federal police formally requested that the federal prosecutor bring charges against Joesley Mendonça Batista and Wesley Mendonça Batista as a result of this investigation. These investigations, possible indictments and any further developments in this matter may materially adversely affect the public perception or reputation of JBS S.A. and its subsidiaries (including the Company) and could have a material adverse effect on JBS S.A. and its subsidiaries (including the Company).

We are subject to anti-corruption laws in the jurisdictions in which we operate, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act.

We are subject to a number of anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and the UK Bribery Act.

The FCPA and similar anti-bribery laws generally prohibit companies and their intermediaries from making improper payments or improperly providing anything of value to foreign officials, directly or indirectly, for the purpose of obtaining or keeping business and/or other benefits. Some of these laws have legal effect outside the jurisdictions in which they are adopted under certain circumstances. The FCPA also requires maintenance of adequate record-keeping and internal accounting practices to accurately reflect transactions. Under the FCPA, companies operating in the United States may be held liable for actions taken by their strategic or local partners or representatives.

The UK Bribery Act is broader in scope than the FCPA in that it directly prohibits commercial bribery (i.e. bribing others than government officials) in addition to bribery of government officials and it does not recognize certain exceptions, notably for facilitation payments, that are permitted by the FCPA. The UK Bribery Act also has wide jurisdiction. It covers any offense committed in the United Kingdom, but proceedings can also be brought if a person who has a close connection with the United Kingdom commits the relevant acts or omissions outside the United Kingdom. The UK Bribery Act defines a person with a close connection to include British citizens, individuals ordinarily resident in the United Kingdom and bodies incorporated in the United Kingdom. The UK Bribery Act also provides that any organization that conducts part of its business in the United Kingdom, even if it is not incorporated in the United Kingdom, can be prosecuted for the corporate offense of failing to prevent bribery by an associated person, even if the bribery took place entirely outside the United Kingdom and the associated person had no connection with the United Kingdom. Other jurisdictions in which we operate have adopted similar anti-corruption, anti-bribery and anti-kickback laws to which we are subject. Civil and criminal penalties may be imposed for violations of these laws.

Although the code of ethics and standards of conduct adopted by JBS S.A. in late 2015 requires our employees to comply with the FCPA and the UK Bribery Act, we are still implementing a formal compliance program and policies that cover our employees and consultants. We operate in some countries which are viewed as high risk for corruption. Despite our ongoing efforts to ensure compliance with the FCPA, the UK Bribery Act and similar laws, there can be no assurance that our directors, officers, employees, agents, third-party intermediaries and the companies to which we outsource certain of our business operations, will comply with those laws and our anti-

corruption policies, and we may be ultimately held responsible for any such non-compliance. If we or our directors or officers violate anti-corruption laws or other laws governing the conduct of business with government entities (including local laws), we or our directors or officers may be subject to criminal and civil penalties or other remedial measures, which could harm our reputation and have a material adverse impact on our business, financial condition, results of operations and prospects. Any investigation of any actual or alleged violations of such laws could also harm our reputation or have an adverse impact on our business, financial condition, results of operations and prospects.

The vote by the U.K. electorate in favor of having the U.K. exit the European Union could adversely impact our business, results of operations and financial condition.

In a referendum held in the United Kingdom on June 23, 2016, a majority of those voting voted for the United Kingdom to leave the European Union (referred to as “Brexit”). For now, the United Kingdom remains a member of the European Union and there will not be any immediate change in either European Union or U.K. law as a consequence of the vote. European Union law does not govern contracts and the United Kingdom is not part of the European Union’s monetary union. However, Brexit vote signals the beginning of a lengthy process under which the terms of the United Kingdom’s withdrawal from, and future relationship with, the European Union will be negotiated and legislation to implement the United Kingdom’s withdrawal from the European Union will be enacted. The ultimate impact of Brexit vote will depend on the terms that are negotiated in relation to the United Kingdom’s future relationship with the European Union. Although the timetable for U.K. withdrawal is not at all clear at this stage, it is likely that the withdrawal of the United Kingdom from the European Union will take more than two years to be negotiated and conclude.

Brexit could impair our ability to transact business in the United Kingdom and in countries in the European Union. Brexit has already and could continue to adversely affect European and/or worldwide economic and market conditions and could continue to contribute to instability in the global financial markets. The long-term effects of Brexit will depend in part on any agreements the United Kingdom makes to retain access to markets in the European Union following the United Kingdom’s withdrawal from the European Union. In addition, we expect that Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replicate or replace. If the United Kingdom were to significantly alter its regulations affecting the food industry, we could face significant new costs. It may also be time-consuming and expensive for us to alter our internal operations in order to comply with new regulations. Additionally, Moy Park’s results of operations may be adversely affected if the United Kingdom is unable to secure replacement trade agreements and arrangements on terms as favorable as those currently enjoyed by the United Kingdom. Any of the effects of Brexit could adversely affect our business, business opportunities, results of operations, financial condition and cash flows.

Our future financial and operating flexibility may be adversely affected by significant leverage.

On a historical consolidated basis, as of June 25, 2017, we had approximately $873.6 million in secured indebtedness, $583.3 million of unsecured indebtedness and had the ability to borrow approximately $631.9 million under our credit agreements. Significant amounts of cash flow will be necessary to make payments of interest and repay the principal amount of such indebtedness.

The degree to which we are leveraged could have important consequences because:

•	It could affect our ability to satisfy our obligations under our credit agreements;

•	A substantial portion of our cash flow from operations is required to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	Our ability to obtain additional financing and to fund working capital, capital expenditures and other general corporate requirements in the future may be impaired;

•	We may be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	Our flexibility in planning for, or reacting to, changes in our business may be limited;

•	It may limit our ability to pursue acquisitions and sell assets; and

•	It may make us more vulnerable in the event of a continued or new downturn in our business or the economy in general.

Our ability to make payments on and to refinance our debt, including our credit facilities, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to various business factors (including, among others, the commodity prices of feed ingredients and chicken) and general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control.

There can be no assurance that we will be able to generate sufficient cash flow from operations or that future borrowings will be available under our credit facilities in an amount sufficient to enable us to pay our debt obligations, including obligations under our credit facilities, or to fund our other liquidity needs. We may need to refinance all or a portion of their debt on or before maturity. There can be no assurance that we will be able to refinance any of their debt on commercially reasonable terms or at all.

Our performance depends on favorable labor relations with our employees and our compliance with labor laws. Any deterioration of those relations or increase in labor costs due to our compliance with labor laws could adversely affect our business.

As of June 25, 2017, we employed approximately 32,000 persons in the U.S. and approximately 10,400 persons in Mexico, and approximately 41.3% of the Company’s employees were covered under collective bargaining agreements. Substantially all employees covered under collective bargaining agreements are covered under agreements that expire in 2017 or later, with the exception of three processing operations locations, where the collective bargaining agreements expired in 2016. Collective bargaining agreements have been reached for two of these three processing operations locations and we expect to ratify these agreements in 2017. Negotiations are ongoing on the collective borrowing agreement for the remaining processing operations location. We have not experienced any labor-related work stoppage at any location in over ten years. We believe our relationship with our employees and union leadership is satisfactory. At any given time, we will likely be in some stage of contract negotiations with various collective bargaining units. In the absence of agreements, we may become subject to labor disruption at one or more of these locations, which could have an adverse effect on our financial results.

Financial Information of the Moy Park Group

MOY PARK HOLDINGS (EUROPE) LIMITED

CONSOLIDATED INCOME STATEMENT

For the year ended 31 December 2016

	Note	2016	2015
		£’000	£’000
Revenue		1,437,428	1,442,268
Cost of sales		(1,265,559)	(1,293,029)

Gross profit		171,869	149,239

Sales and distribution costs		(71,831)	(73,100)
Administration expenses		(36,555)	(31,936)
Other operating Income		(1,676)	(1,372)

Group operating profit before exceptional items		61,807	42,831

Exceptional costs		—	(12,528)

Group operating profit after exceptional items		61,807	30,303

Finance costs	7	(21,907)	(22,237)
Finance income	8	946	1,292

Net finance costs		(20,961)	(20,945)

Profit before taxation		40,846	9,358
Taxation	10	(7,955)	3,330

Profit for the year		32,891	12,688

Attributable to:
Owners of the parent		32,891	12,688

Profit for the year		32,891	12,688

All amounts above relate to continuing operations of the company.

The notes hereto form part of these financial statements.

MOY PARK HOLDINGS (EUROPE) LIMITED

CONSOLIDATED STATEMENT OF TOTAL COMPREHENSIVE INCOME

For the year ended 31 December 2016

	Note	2016	2015
		£’000	£’000
Profit for the year		32,891	12,688
Other comprehensive income:
Items that may subsequently be reclassified to profit or loss
Foreign exchange rate gains/(losses)		3,507	(1,143)
Cash flow hedges		119	174

Total comprehensive income for the year, net of tax		36,517	11,719

Attributable to:
Owners of the parent		36,517	11,719

Items in the statement above are disclosed net of tax.

MOY PARK HOLDINGS (EUROPE) LIMITED

CONSOLIDATED BALANCE SHEET

As at 31 December 2016

	Note	2016	2015
		£’000	£’000
Assets
Non-current assets
Intangible assets	11	195,364	199,074
Property, plant and equipment	12	270,913	247,463
Trade and other receivables	16	2,879	2,535

Total non-current assets		469,156	449,072

Current assets
Biological assets	14	52,857	49,051
Inventory	15	78,869	67,000
Trade and other receivables	16	124,525	74,870
Cash and cash equivalents	17	139,576	173,384

Total current assets		395,827	364,305

Total assets		864,983	813,377

MOY PARK HOLDINGS (EUROPE) LIMITED

CONSOLIDATED BALANCE SHEET (continued)

As at 31 December 2016

	Note	2016	2015
		£’000	£’000
Equity and liabilities
Equity attributable to owners of the parent
Share capital	22	2,774	2,774
Retained earnings	23	237,891	216,500
Other reserves	23	(672)	(4,298)

		239,993	214,976

Non-controlling interests	23	(746)	(746)

Total equity		239,247	214,230

Liabilities
Non-current liabilities
Loans and borrowings	19	312,143	306,709
Trade and other payables	18	1,986	1,753
Capital grants	20	9,424	8,162
Deferred tax liabilities	21	45,321	46,553

Total non-current liabilities		368,874	363,177

Current liabilities
Loans and borrowings	19	14,475	20,630
Trade and other payables	18	242,387	215,340

Total current liabilities		256,862	235,970

Total liabilities		625,736	599,147

Total equity capital and liabilities		864,983	813,377

MOY PARK HOLDINGS (EUROPE) LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

As at 31 December 2016

	Share capital & premium	Retained earnings	Translation reserve	Hedge reserve	Merger reserve	Non– controlling interest	Total
	£’000	£’000	£’000	£’000	£’000	£’000	£’000
At 1 January 2015	2,774	239,412	(1,548)	—	(1,781)	(746)	238,111
Profit for period	—	12,688	—	—	—	—	12,688
Foreign exchange losses	—	—	(1,143)	—	—	—	(1,143)
Dividends paid	—	(35,600)	—	—	—	—	(35,600)
Fair value gain	—	—	—	174	—	—	174

At 31 December 2015	2,774	216,500	(2,691)	174	(1,781)	(746)	214,230

Profit for period	—	32,891	—	—	—	—	32,891
Foreign exchange gain	—	—	3,507	—	—	—	3,507
Dividends paid	—	(11,500)	—	—	—	—	(11,500)
Fair value gain	—	—	—	119	—	—	119

At 31 December 2016	2,774	237,891	816	293	(1,781)	(746)	239,247

The merger reserve was created on the acquisition of three entities under common control using the principles of predecessor accounting.

MOY PARK HOLDINGS (EUROPE) LIMITED

CONSOLIDATED CASH FLOW STATEMENT

For the years ended 31 December 2016

	Note	2016	2015
		£’000	£’000
Cash flows from operating activities
Profit before taxation		40,846	9,358
Adjustments for:
Depreciation of property, plant and equipment	12	31,482	31,763
Impairment of property, plant and equipment	12	—	8,394
Amortisation of intangible assets	11	2,782	3,470
Amortisation of biological assets	14	29,831	33,632
Amortisation of capital grants	20	(991)	(1,141)
Net finance costs		20,961	20,945
Profit on disposal of assets		(245)	56

		124,666	106,477
Changes in working capital:
Movement in inventory and biological consumable assets		(12,393)	769
Movement in trade and other receivables		(45,122)	23,203
Movement in trade and other payables		16,231	(8,500)

Cash generated from operations		83,382	121,949
Interest received		419	246
Interest paid		(20,786)	(21,293)
Income tax paid		(6,026)	(8,513)

Net cash inflow from operating activities		56,989	92,389

Cash flows from investing activities
Purchase of property, plant and equipment	12	(50,713)	(27,483)
Sale of property, plant and equipment and intangible assets		1,909	2,105
Receipt of capital grants	20	2,258	1,929
Purchase of biological bearer assets		(29,610)	(30,781)

Net cash outflow from investing activities		(76,156)	(54,230)

Cash flows from financing activities
Cash inflow from lease financing of fixed assets		—	7,262
Capital element of finance lease repayments		(7,306)	(8,641)
Capital element of group loan receivables		—	5,320
Capital element of group loan liabilities		(1,983)	(2,000)
Capital element of other loans movements		5,684	(239)
Proceeds from 6.25% Senior Notes		—	98,900
Dividends paid		(11,500)	(35,600)

Net cash (outflow)/inflow from financing activities		(15,105)	65,002

Net (decrease)/increase in cash and cash equivalents		(34,272)	103,161

Cash and cash equivalents at 1 January		173,384	70,641
Movement in cash due to foreign exchange		464	(418)

Cash and cash equivalents at 31 December	17	139,576	173,384

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	GENERAL INFORMATION

Moy Park Holdings (Europe) Limited (the ‘company’) is a company incorporated and domiciled in the UK. The address of the registered office is: The Food Park, 39 Seagoe Industrial Estate, Craigavon, Co Armagh, BT63 5QE. The company is a holding company of its subsidiaries (collectively, the “Group”), whose principal activity is focused on providing fresh, high quality locally farmed poultry and complementary convenience food products to major retailers and large food service customers throughout the UK, Ireland and Europe. A full list of subsidiaries is provided in note 13.

On 11 September 2017 it was announced that the Group had been acquired by Pilgrim’s Pride Corporation, a publically listed company in the USA. The ultimate parent company of the Group is JBS S.A. by virtue of their majority shareholding in Pilgrim’s Pride Corporation. JBS S.A. is a company listed on the Brazilian stock exchange.

2.	ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

(a)	Basis of preparation

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union and IFRIC interpretations. The consolidated financial statements have been prepared under the historical cost convention, as modified by the revaluation of biological assets, financial assets and liabilities (including derivative instruments) at fair value through profit or loss.

The Group financial statements consolidate those of the company and its subsidiaries (together referred to as the “Group”).

Consolidation and subsidiaries

Subsidiaries (as listed in note 13) are all entities over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. Subsidiaries are fully consolidated from the date on which the control is transferred to the Group. They are deconsolidated from the date that control ceases.

The Group applies the acquisition method to account for business combinations with entities not under common control. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The Group recognises any non-controlling interest in the acquiree on an acquisition by acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognised amounts of the acquiree’s identifiable net assets. Acquisition costs are expensed as incurred.

Goodwill is initially measured as the excess of the aggregate of the consideration transferred and the fair value of non-controlling interest over the net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net assets of the subsidiary acquired, the difference is recognised in profit or loss.

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTING POLICIES (continued)

(a)	Basis of preparation (continued)

For business combinations of entities under common control that are outside the scope of IFRS 3(revised), the principles of predecessor accounting are applied whereby an acquirer is not required to be identified and all entities are included at their pre-combination carrying amounts. This accounting treatment leads to differences on consolidation between consideration paid and carrying amount of the underlying net asset. This difference is included within equity as a merger reserve.

Intercompany transactions, balances, income and expenses on transactions between group companies are eliminated. Profits and losses resulting from intercompany transactions that are recognised in assets are also eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

The financial statements are presented in thousands of pounds sterling (“£”) except when otherwise indicated.

(b)	Directors’ responsibilities in respect of the financial statements

In preparing these non-statutory financial statements, the directors have:

•	selected suitable accounting policies and applied them consistently;

•	made judgements and estimates that are reasonable and prudent;

•	stated whether applicable Accounting Standards have been followed; subject to any material departures being disclosed and explained in the non-statutory financial statements; and

•	prepared the non-statutory financial statements on the going concern basis as they believe that the Company will continue in business.

The directors are responsible for keeping adequate accounting records which disclose with reasonable accuracy at any time the assets, liabilities, financial position and profit or loss of the Company and to enable them to ensure that the statutory financial statements, which are separately prepared, comply with the Companies Act 2006 and all regulations to be construed as one with the Act. They have a general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Company and to prevent and detect fraud and other irregularities.

(c)	Going concern

These consolidated financial statements relating to the Group have been prepared on the going concern basis.

After making appropriate enquiries and having prepared and reviewed cash flow forecasts which take into account possible changes in trading performance, the directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future and for at least one year from the date of these financial statements. For these reasons they continue to adopt the going concern basis in preparing the Group’s financial statements.

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTING POLICIES (continued)

(d)	New standards, amendments and interpretations

Standards, amendments and interpretations effective and adopted by the Group:

There are no IFRSs or IFRIC interpretations that are effective for the first time for the financial year beginning on 1 January 2016 that had a material impact on the Group.

New standards and interpretations not yet adopted by the Group

•	IFRS 9 ‘Financial instruments’ (effective 1 January 2018). This is a new standard on classification and measurement of financial assets that will replace IAS 39. IFRS 9 has two measurement categories: amortised cost and fair value. All equity instruments are measured at fair value. A debt instrument is measured at amortised cost only if the entity is holding it to collect contractual cash flows and the cash flows represent principal and interest. Otherwise it is measured at fair value through profit or loss. Amortised cost accounting will also be applicable for most financial liabilities, with bifurcation of embedded derivatives. The main change is that in cases where the fair value option is taken for financial liabilities, the part of a fair value change due to an entity’s own credit risk is recorded in other comprehensive income rather than the income statement, unless this creates an accounting mismatch. IFRS 9 will also introduce an ‘expected loss’ impairment model replacing the ‘incurred loss’ model. This new model will mean an entity will now always recognise 12 months of expected losses on financial assets in profit or loss. The Group is yet to assess the impact of IFRS 9 on its financial statements but it will be applied in 2018.

•	IFRS 15 ‘Revenue from contracts with customers’ (effective 1 January 2017) The objective of IFRS 15 is to clarify the principles of revenue recognition with the core principle being to recognise revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Group is yet to assess the impact of IFRS 15 on its financial statements.

•	IFRS 16 ‘Leases’ (effective 1 January 2019). This is a new standard establishing principles for the recognition, measurement, presentation and disclosure of leases, with the objective of ensuring that lessees and lessors provide relevant information that faithfully represents those transactions. The standard replaces IAS 17 and provides a single lessee accounting model, requiring lessees to recognise assets and liabilities for all leases unless the lease term is 12 months or less or the underlying asset has a low value. The Group is yet to assess the impact of IFRS 16 on its financial statements.

(e)	Foreign currency translation

The functional currency of the Group is pounds sterling because that is the currency of the primary economic environment in which the Group operates. The Group’s presentation currency is pounds sterling.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement.

Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the income statement within ‘finance income or costs’. All other foreign exchange gains and losses are presented in the income statement within ‘other operating income/costs’.

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTING POLICIES (continued)

(e)	Foreign currency translation (continued)

Group companies

The results and financial position of all the Group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

•	income and expenses for each income statement presented are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions); and

•	all resulting exchange differences are recognised in other comprehensive income.

The following exchange rates were applied for £1 at 31 December:

	2016	2015
United States dollar	1.2303	1.4819
Euro	1.1651	1.3605

(f)	Property, plant and equipment

Owned assets

Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. Cost includes the original purchase price of the asset and the costs attributable to bringing the asset to its working condition for its intended use. When parts of an item of property, plant and equipment have different useful lives, those components are accounted for as separate items of property, plant and equipment. Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognised in the income statement.

Leased assets

Leases under which the Group assumes substantially all the risks and rewards of ownership of an asset are classified as finance leases. Property, plant and equipment acquired under finance leases is recorded at fair value or, if lower, the present value of minimum lease payments at inception of the lease, less depreciation and any impairment.

Each lease payment is allocated between the liability and finance charges. The corresponding rental obligations, net of finance charges, are included in the other long-term payables. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The property, plant and equipment under finance leases is depreciated over the shorter of the useful life of the asset and lease term.

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTING POLICIES (continued)

(f)	Property, plant and equipment (continued)

Depreciation

Depreciation is charged to profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. The property, plant and equipment acquired under finance leases is depreciated over the shorter of the useful life of the asset and the lease term. Freehold land is not depreciated. The estimated useful lives are as follows:

•	Buildings—20 to 50 years

•	Plant and Machinery—4 to 15 years

•	Fixture, fittings, tools and equipment—3 to 25 years

The residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date.

(g)	Intangible assets

Intangible assets comprise goodwill, certain acquired separable corporate brand names and acquired customer relationships. Goodwill represents the excess of fair value attributed to investments in businesses or subsidiary undertakings over the fair value of the underlying net assets, including intangible assets, at the date of their acquisition.

Goodwill impairment reviews are undertaken annually or more frequently if events or changes in circumstances indicate a potential impairment. The carrying value of goodwill is compared to the net present value of future cash flows derived from the underlying assets using a projection period of up to five years for each cash-generating unit. After the projection period a steady growth rate representing an appropriate long-term growth rate for the industry is applied. Any impairment is recognised immediately as an expense and is not subsequently reversed.

Corporate brand names and customer relationships acquired as part of acquisitions of businesses are capitalised separately from goodwill as intangible assets if their value can be measured reliably on initial recognition and it is probable that the expected future economic benefits that are attributable to the asset will flow to the Group.

Certain corporate brands of the Group are considered to have an indefinite economic life because of the nature of the corporate brand names, their proven ability to maintain market leadership and profitable operations over long periods of time and the Group’s commitment to develop and enhance their value. The carrying value of these intangible assets is reviewed at least annually for impairment and adjusted to the recoverable amount if required.

Amortisation

Amortisation is charged to profit or loss on a straight-line basis over the estimated useful lives of intangible assets unless such lives are indefinite. Customer relationships are being amortised between 5 and 16 years. The majority of trade names are considered to have an indefinite useful life while the remaining trade names have a 16 year life.

(h)	Investments

Non-current investments are stated at their purchase cost less any provision for diminution in value. Investment income is included in the profit and loss account on an accrual basis.

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTING POLICIES (continued)

(i)	Impairment of non-financial assets

Assets not subject to amortisation are tested annually for impairment. Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets other than goodwill that suffered impairment are reviewed for possible reversal of the impairment at each reporting date.

(j)	Financial assets

Classification

The Group classifies its financial assets as loans and receivables. Management determines the classification of its financial assets at initial recognition.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that arise principally through the provision of services to customers. They are initially recognised at fair value and are subsequently stated at amortised cost using the effective interest method. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period. Loans and receivables comprise mainly cash and cash equivalents and trade and other receivables.

Impairment of financial assets

Impairment provisions are recognised when there is objective evidence (such as significant financial difficulties on the part of the counterparty or default or significant delay in payment) that the Group will be unable to collect all of the amounts due under the terms receivable, the amount of such a provision being the difference between the net carrying amount and the present value of the future expected cash flows (discounted at the original effective interest rate) associated with the impaired receivable.

For trade receivables, which are reported net, such provisions are recorded in a separate provision account with the loss being recognised within other operating costs in the income statement. On confirmation that the trade receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision.

(k)	Derivative financial instruments and hedging activities

Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The Group designates certain derivatives as either:

a)	Hedges of the fair value of recognised assets or liabilities (fair value hedges); or

b)	Hedges of a particular risk associated with a recognised asset or liability or a highly probably forecast transaction (cash flow hedges).

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTING POLICIES (continued)

(k)	Derivative financial instruments and hedging activities (continued)

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the Income Statement together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk.

Changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognised in other comprehensive income. Amounts accumulated in equity are reclassified to either profit or loss in the periods when the hedged item affects profit or loss or to the initial measurement of the cost of a non-financial asset when the forecast transaction that is hedged results in recognition of such an asset.

(l)	Inventory

Inventories are stated at the lower of cost (which for biological assets transferred to inventory is fair value at the date of transfer) and net realisable value. Cost is determined on the first in first out basis. Cost comprises material costs, direct wages and other direct production costs together with a proportion of production overheads relevant to the stage of completion of work in progress and finished goods and excludes borrowing costs. Net realisable value represents the estimated selling price less costs to completion and appropriate selling and distribution costs. Provision is made, where necessary, for slow moving, obsolete and defective inventories.

(m)	Biological assets

Biological assets are comprised of live poultry which are categorised as either bearer (breeding bird) assets or consumable assets (broilers and hatching eggs).

Biological assets are recognised in the financial statements as follows:

•	Consumable assets are measured at fair value less costs to sell and are transferred to processing plant inventory at fair value less costs to sell;

•	Due to the short formation period of poultry the Group believes that the fair value of bearer assets is substantially represented by its formation cost. Bearer assets are capitalised at formation cost at the beginning of their productive cycle (formation cost includes the purchase cost of day old chick, feeding costs, labour costs and veterinary costs) and are amortised based on laying profile, over the anticipated productive cycle to its estimated realisable values. Consequently the fair value of the asset is materially equivalent to amortised cost throughout the life of the asset;

•	Costs incurred in respect of bearer assets subsequent to the beginning of their productive cycle are expensed in the income statement;

•	Changes in fair value of consumable assets and amortisation of bearer assets are recognised in the income statement within cost of sales; and

•	The formation cost of the Group’s bearer assets is included as a cash outflow in investing activities as these bearer assets are used to produce the consumable assets that the Group uses in its manufacturing process.

In measuring the fair value of poultry, various management estimates and judgements are required:

•	Estimates and judgements in determining the fair value of poultry relate to market prices, average lifecycle growth and laying profile; and

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTING POLICIES (continued)

(m)	Biological assets (continued)

•	Market prices for poultry are based on the Group’s knowledge of a limited market for poultry transactions at various points of the consumable and bearer assets’ lifecycle.

(n)	Cash and cash equivalents

Cash and cash equivalents comprise cash balances and call deposits with an original maturity of three months or less.

Bank factored receivables in which full recourse lies with the lender are recognised as a liability and included within current liabilities, loans and borrowings while the related receivables continue to be reported separately in trade and other receivables until the related account balances are collected.

(o)	Trade and other receivables

Bank factored receivables in which the lender has no recourse are derecognised when the rights to receive cash flows from those receivables have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership.

(p)	Trade and other payables

Trade and other payables are initially stated at fair value and subsequently measured at amortised cost.

(q)	Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently carried at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalised as a pre-payment for liquidity services and amortised over the period of the facility to which it relates.

(r)	Provisions

A provision is recognised in the balance sheet when the Group has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect is material and provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, when appropriate, the risks specific to the liability. The increase in the provision due to passage of time is recognised in finance costs.

(s)	Revenue

Revenue is measured at the fair value of the consideration received or receivable, and represents amounts receivable for goods supplied, stated net of discounts, returns and value added taxes. The Group recognises

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTING POLICIES (continued)

(s)	Revenue (continued)

revenue when the amount of revenue can be reliably measured; when it is probable that future economic benefits will flow to the entity; and when specific criteria have been met for each of the Group’s activities, as described below. The Group bases its estimate of return on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Revenue is recognised at the point that the risks and rewards of the inventory have passed to the customer, which is either at the point of dispatch or on delivery of the products. This varies from customer to customer according to the terms of sale.

Rebates given to customers mainly comprise of volume related rebates on sales of finished goods. Contractual volume related rebates are accrued as goods are sold based on the percentage rebate applicable to forecast total sales over the rebate period, where it is probable the rebates will be paid and the amount can be estimated reliably. Such rebates are debited against turnover in the income statement.

(t)	Leases

The costs associated with operating leases are taken to the income statement on a straight line basis over the period of the lease. Where the company enters into a lease which entails taking substantially all the risks and rewards of ownership of an asset, the lease is treated as a “finance lease”, the accounting policy for which is disclosed in (e).

(u)	Net finance costs

Finance costs

Finance costs comprise interest payable on borrowings and finance leases.

Finance income

Finance income comprises interest receivable on funds invested in loans and cash and cash equivalents. Interest income is recognised in profit or loss as it accrues using the effective interest method.

(v)	Capital grants

Capital grants are recognised at their fair value where there is a reasonable assurance that the grant will comply with all attached conditions.

Grants relating to property, plant and equipment are included in non-current liabilities as deferred capital grants and are credited to the income statement on a straight line basis over the expected lives of the related assets.

(w)	Income tax

Income tax for the years presented comprises current and deferred tax. Income tax is recognised in profit or loss except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTING POLICIES (continued)

(w)	Income tax (continued)

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of other assets or liabilities that affect neither accounting nor taxable profit; nor differences relating to investments in subsidiaries to the extent that they are unlikely to reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except for deferred income tax liability where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Additional income taxes that arise from the distribution of dividends are recognised at the same time as the liability to pay the related dividend.

(x)	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting to the Board of Directors which has been identified as the chief operating decision maker.

(y)	Employee benefits: Pension obligations

The Group operates a defined contribution plan. A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

The Group has no further payment obligations once the contributions have been paid. The contributions are recognised as employee benefit expense over the period of employee service. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in the future payments is available.

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTING POLICIES (continued)

(z)	Exceptional items

Exceptional items are those items that are disclosed separately in the financial statements where it is necessary to do so to provide further understanding of the financial performance of the Group.

(aa)	Dividend distribution

Dividend distribution to the company’s shareholders is recognised as a liability in the Group’s financial statements in the period in which the dividends are approved by the company’s shareholders.

(bb)	Fair value estimation

Fair values are estimated based on the fair value hierarchy of IFRS 13 which defines the different levels of fair value as follows:

•	Quoted prices in active markets for identical assets or liabilities (level 1).

•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly (level 2).

•	Inputs for the asset or liability that are not based on observable market data (level 3).

3.	CRITICAL ACCOUNTING JUDGEMENTS AND ESTIMATES

The preparation of the Group’s combined financial information under IFRS requires the Directors to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. Estimates and judgements are continually evaluated and are based on historical experience and other factors including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

The Directors consider that the following estimates and judgements are likely to have the most significant effect on the amounts recognised in the combined financial information:

Depreciation and amortisation of intangible and tangible fixed assets

Intangible and tangible fixed assets (as detailed in notes 11 and 12), except for goodwill and trade names with indefinite lives, are depreciated or amortised at historical cost using a straight-line method based on the estimated useful life, taking into account any residual value. The asset’s residual value and useful life are based on the directors’ best estimates and are reviewed, and adjusted if required, at each balance sheet date. If the estimate of useful lives was adjusted by +/- one year with all other variables held constant, the depreciation/amortisation charge would have been £2.5m/£3.0m lower/higher than the charge recognised in the income statement (2015: £2.6m/£3.4m).

Useful life of Intangible assets and impairment

Corporate brand names and customer relationships acquired (as detailed in note 11) as part of acquisitions of businesses are capitalised separately from goodwill as intangible assets if their value can be measured reliably on initial recognition and it is probable that the expected future economic benefits that are attributable to the asset will flow to the Group. Certain corporate brands of the Group are considered to have an indefinite economic life because of the nature of the corporate brand names, their proven ability to maintain market leadership and profitable operations over long periods of time and the Group’s commitment to develop and enhance their value. The carrying value of these intangible assets is reviewed at least annually for impairment and adjusted to the recoverable amount if required.

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.	CRITICAL ACCOUNTING JUDGEMENTS AND ESTIMATES (continued)

The Group annually tests whether goodwill and intangible assets with indefinite useful lives have suffered any impairment. In testing for potential impairment, the directors must make significant judgements and estimates to determine whether the recoverable amount is less than the carrying value. The recoverable amount is the higher of the fair value less cost to sell and value in use. In assessing the value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the asset-specific risks. Determining cash flows requires the use of judgements and estimates that have been included in the Group’s strategic plans and long-term forecasts. The data necessary for the execution of the impairment tests are based on the directors’ estimates of future cash flows, which require estimating revenue growth rates and profit margins.

4.	SEGMENTAL REPORTING

Management has determined the operating segments based on the operating reports reviewed by the Board of directors that are used to assess both performance and strategic decisions. Management has identified that the Board of directors is the chief operating decision maker in accordance with the requirements of IFRS 8 ‘Operating segments’.

The Board of directors considers the business to be split into two main types of business generating revenue and operating profit namely UK & Ireland and Europe.

The Board of directors assesses the performance of the segments based on EBITDA and revenue.

All segment revenue and EBITDA are attributable to the principal activity of the Group being integrated poultry production providing fresh, high quality locally farmed poultry and complementary convenience food products to major retailers and large food service customers throughout the UK, Ireland and Europe.

Revenue from external customers, EBITDA and operating profit is measured in a manner consistent with the income statement.

*	EBITDA is defined as earnings before finance costs, income tax, depreciation and amortisation and therefore adds back the amortisation arising on the Group’s bearer biological assets. Management uses this measure internally as bird amortisation relates to the cost of bearer assets which are used to produce the broiler assets which are used in the Group’s manufacturing process.

	2016
	UK & Ireland	Europe	Segment total	Corporate costs	Total
	£’000	£’000	£’000	£’000	£’000
Revenue
Total revenue from external customers	1,079,377	358,051	1,437,428	—	1,437,428

Net profit	46,070	3,612	49,682	(16,791)	32,891
Net finance costs	1,024	82	1,106	19,855	20,961
Taxation expense/(credit)	8,372	2,647	11,019	(3,064)	7,955

Operating profit	55,466	6,341	61,807	—	61,807
Amortisation of bearer assets	29,831	—	29,831	—	29,831
Other depreciation and amortisation	27,820	6,444	34,264	—	34,264

EBITDA*	113,117	12,785	125,902	—	125,902

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.	SEGMENTAL REPORTING (continued)

	2015
	UK & Ireland	Europe	Segment total	Corporate costs inc exceptional items	Total
	£’000	£’000	£’000	£’000	£’000
Revenue
Total revenue from external customers	1,124,123	318,145	1,442,268	—	1,442,268

Net profit	32,386	3,421	35,807	(23,119)	12,688
Net finance costs	3,135	831	3,966	16,979	20,945
Taxation expense/(credit)	3,555	(497)	3,058	(6,388)	(3,330)

Operating profit	39,076	3,755	42,831	(12,528)	30,303
Amortisation of bearer assets	33,632	—	33,632	—	33,632
Other depreciation and amortisation	29,003	6,230	35,233	—	35,233

EBITDA*	101,711	9,985	111,696	(12,528)	99,168

The Group is domiciled in the UK. The result of its revenue from external customers in the UK is £l,070m (2015: £1,091.9m) and the total revenue from other countries is £367.4m (2015: £350.4m).

Revenues of approximately £270.3m and £262.1m (2015: £295.2m and £234.6m) were derived from individual customers who represent more than 10% of total revenue.

5.	EMPLOYEES AND DIRECTORS

(a)	Staff costs for the Group during the year:

	2016	2015
	£’000	£’000
Wages and salaries	223,426	208,853
Defined contribution pension cost	5,017	4,877
Employer’s national insurance contributions and similar taxes	21,922	20,353

	250,365	234,083

Average monthly number of people (including Executive Directors) employed:

	2016	2015
By reportable segment
UK & Ireland	8,895	8,499
Europe	978	979

	9,873	9,478

(b)	Key management compensation

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Group, both directly and indirectly.

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.	EMPLOYEES AND DIRECTORS (continued)

(b)	Key management compensation (continued)

The following table details the aggregate compensation paid in respect of the members of key management

	2016	2015
	£’000	£’000
Wages and salaries	2,633	2,839
Short-term non-monetary benefits	69	99
Post-employment benefits	117	142
Sums paid to third parties for management services	351	232

	3,170	3,312

There are no defined benefit schemes for key management. Pension costs under defined contribution schemes are included in the post-employment benefits disclosed above.

(c)	Retirement benefits

The Group offers membership of one of the Group’s Pension Schemes to eligible employees. The schemes are all defined contribution schemes and the pensions cost in the year was £5.0m (2015: £4.9m).

6.	EXPENSES BY NATURE

	2016	2015
	£’000	£’000
Raw materials and consumables used	794,414	836,480
Other costs of sales	180,611	177,785
Employee costs	250,365	234,061
Depreciation and amortisation	64,095	68,865
Transportation expenses	32,107	33,693
Advertising costs	4,431	4,047
Other selling expenses	16,937	17,946
Operating lease payments	20,063	17,426
Exceptional items	—	12,528
Other expenses	12,598	9,134

	1,375,621	1,411,965

Other costs of sales include directly related production overheads.

Total exceptional items in 2015 were £12.5m. This comprised £10m of restructuring costs (including £8.4m of property, plant & equipment impairments) and £2.5m of costs incurred on an aborted Initial Public Offering process that was pursued by the previous parent company Marfrig Alimentos S.A. before their decision to sell the Group to JBS S.A.

Certain comparative figures within this note have been amended to conform with the current year presentation.

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7.	FINANCE COSTS

	2016	2015
	£’000	£’000
Interest costs:
Interest payable on borrowings	21,135	19,603
Interest arising from finance leases	772	924
Interest payable on group loans	—	88
Foreign exchange losses on financing activities	—	1,269
Fair value losses on financial instruments (foreign exchange forward contracts)	—	353

Finance costs	21,907	22,237

8.	FINANCE INCOME

	2016	2015
	£’000	£’000
Interest income	647	1,292
Foreign exchange gains on financing activities	214	—
Fair value gains on financial instruments (foreign exchange forward contracts)	85	—

	946	1,292

9.	AUDITOR REMUNERATION

During the year the Group (including its overseas subsidiaries) obtained the following services from the company’s auditors at costs as detailed below:

	2016	2015
	£’000	£’000
Fees payable to company’s auditor and its associates for the audit of financial statements (including audit of subsidiaries)	157	222
Fees payable to company’s auditor and its associates for other services:
- Tax advisory services	19	23
- Other audit services	34	24

	210	269

The comparative amounts for 2015 were payable to BDO Northern Ireland and associated network firms, who were the auditor to the group in respect of that financial year.

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.	TAXATION

	2016	2015
	£’000	£’000
Analysis of charge in year
Current tax on profits for the year	9,321	5,966
Changes in estimates related to prior years	(61)	(1,908)

Total current tax	9,260	4,058

Origination and change in timing differences	(468)	(1,077)
Changes in estimates related to prior years	1,847	(1,120)
Impact of change in tax rate	(2,684)	(5,191)

Total deferred tax (note 21)	(1,305)	(7,388)

Income tax charge/(credit)	7,955	(3,330)

The tax charge/(credit) for the year differs from the standard rate of corporation tax in the UK 20% (2015:20.25%). The differences are explained below:

	2016	2015
	£’000	£’000
Profit before tax	40,846	9,358

Profit multiplied by the rate of corporation tax in the UK of 20% (2015:20.25%) Effects of:	8,169	1,895
Expenses not deductible	1,052	2,809
French social contributions, imports etc	(258)	(1,620)
Losses of foreign subsidiary	(87)	1,046
Changes in estimates related to prior years	1,786	(3,029)
Impact of change in tax rate and foreign tax rates	(2,707)	(4,431)

Income tax charge/(credit)	7,955	(3,330)

Reductions in the UK corporation tax rate to 19% (effective from 1 April 2017) and to 18% (effective 1 April 2020) were substantively enacted on 26 October 2015. Finance Act 2016 further reduced the 18% rate to 17% from 1 April 2020, following substantive enactment on 6 September 2016. Together this will reduce the Group’s future tax charge accordingly.

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.	INTANGIBLE ASSETS

	2016
	Trade name	Customer relationships	Goodwill	Total
	£’000	£’000	£’000	£’000
Cost
At 1 January	168,677	33,246	19,075	220,998
Disposals	—	(5,502)	—	(5,502)

At 31 December	168,677	27,744	19,075	215,496

Accumulated amortisation
At 1 January	336	21,588	—	21,924
Charge for the year	63	2,719	—	2,782
On disposals	—	(4,574)	—	(4,574)

At 31 December	399	19,733	—	20,132

Net book amount
At 31 December	168,278	8,011	19,075	195,364

	2015
	Trade name	Customer relationships	Goodwill	Total
	£’000	£’000	£’000	£’000
Cost
At 1 January	168,677	34,846	19,075	222,598
Disposals	—	(1,600)	—	(1,600)

At 31 December	168,677	33,246	19,075	220,998

Accumulated amortisation
At 1 January	275	18,376	—	18,651
Charge for the year	61	3,409	—	3,470
On disposals	—	(197)	—	(197)

At 31 December	336	21,588	—	21,924

Net book amount
At 31 December	168,341	11,658	19,075	199,074

All amortisation charges have been treated as an expense in the income statement. Trade names considered to have an indefinite useful life have a carrying value of £167.7m (2015: £167.7m).

Management reviews the business performance based on operating segments identified as UK & Ireland and Europe. Goodwill and other intangible assets with indefinite useful lives are monitored by management at operating segment level. All goodwill and intangible assets are within the UK & Ireland segment.

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.	INTANGIBLE ASSETS (continued)

The recoverable amount of all CGUs has been determined based on value in use calculations. These calculations use pre-tax cash flow projections based on financial budgets approved by management covering a five year period. Cash flows beyond the five year period are extrapolated using the estimated growth rates stated below. The growth rate does not exceed the long term average growth rate for the poultry business in which the CGU operates. The key assumptions used for value in use calculations were as follows:

	2016	2015
	£’000	£’000
Compound revenue growth	4.3%	4.1%
Gross margin	12.8%	11.0%
Long term growth rate	3.0%	3.0%
Discount rate	8.4%	9.6%

Management determined budgeted gross margin based on past performance and its expectations of market development. The growth rates used are consistent with the forecasts included in industry reports. The discount rates used are pre-tax and reflect specific risks relating to the relevant operating segments. Management have considered the sensitivity of these assumptions and consider that no reasonable changes in the assumptions would lead to an impairment of the intangible assets.

12.	PROPERTY, PLANT AND EQUIPMENT

	2016
	Land and buildings	Plant and machinery	Fixtures, fittings, tools and equipment	Total
	£’000	£’000	£’000	£’000
Cost
At 1 January	250,049	352,485	43,645	646,179
Additions at cost	14,149	30,651	5,913	50,713
Disposals	(2,547)	(10,248)	(1,019)	(13,814)
Exchange adjustments	8,168	10,301	340	18,809

At 31 December	269,819	383,189	48,879	701,887

Accumulated depreciation
At 1 January	120,782	246,785	31,149	398,716
Charge for the period	8,374	18,929	4,179	31,482
Disposals	(2,534)	(9,520)	(1,018)	(13,072)
Exchange adjustments	6,124	7,405	319	13,848

At 31 December	132,746	263,599	34,629	430,974

Net book amount
At 31 December	137,073	119,590	14,250	270,913

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	PROPERTY, PLANT AND EQUIPMENT (continued)

	2015
	Land and buildings	Plant and machinery	Fixtures, fittings, tools and equipment	Total
	£’000	£’000	£’000	£’000
Cost
At 1 January	253,158	339,219	40,332	632,709
Additions at cost	3,900	18,747	4,836	27,483
Disposals	(3,730)	(1,092)	(1,394)	(6,216)
Exchange adjustments	(3,279)	(4,389)	(129)	(7,797)

At 31 December	250,049	352,485	43,645	646,179

Accumulated depreciation
At 1 January	112,024	227,988	27,899	367,911
Charge for the period	9,212	18,141	4,410	31,763
Impairment	3,625	4,463	306	8,394
Disposals	(1,800)	(861)	(1,394)	(4,055)
Exchange adjustments	(2,279)	(2,946)	(72)	(5,297)

At 31 December	120,782	246,785	31,149	398,716

Net book amount
At 31 December	129,267	105,700	12,496	247,463

Included within the net book value of £270.9m is £18.8m (2015: £9.0m) relating to assets under the course of construction.

Finance lease commitments

Included in property, plant and equipment are assets held under finance leases and hire purchase agreements with a net book value of £17.2m (2015: £22.5m) and accumulated depreciation of £8.6m (2015: £21.0m).

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.	INVESTMENTS

Principal subsidiary undertakings of the Group

The company substantially owns directly or indirectly the whole of the issued and fully paid ordinary share capital of its subsidiary undertakings. Principal subsidiary undertakings of the Group at 31 December 2016 are presented below:

Subsidiary	Nature of business	Country of incorporation	Proportion of ordinary shares held by parent	Proportion of ordinary shares held by the Group
			%	%
Moy Park Ltd	Value added poultry processing	UK	100	100
Moy Park France Holding SAS	Holding company	France	100	100
Moy Park France SAS	Value added poultry processing	France	100	100
Dungannon Proteins Ltd	Processing poultry by-products	UK	100	100
O’Kane Blue Rose (Newco 1) Ltd	Holding company	UK	100	100
O’Kane Poultry Ltd	Non trading company	UK	100	100
Rose Energy Ltd	Biomass energy	UK	67	67
Kitchen Range Foods Limited	Trading and production of sweet, savoury and deep frozen snacks	UK	100	100
Bakewell Foods Ltd	Holding company	UK	100	100
Albert van Zoonen B.V.	Manufacture of frozen foods	Holland	100	100
Moy Park Newco Ltd	Holding company	UK	100	100
Moy Park Bondco Plc	Financing company	UK	100	100
Moy Park France Holdco SARL	Holding company	France	100	100
Moy Park Beef Orleans SARL	Value added meat processing	France	100	100
Moy Park Food Service Dublin Ltd	Value added meat processing	Ireland	100	100

There are no restrictions on the company’s ability to access or use the assets and settle the liabilities of the company’s subsidiaries.

14.	BIOLOGICAL ASSETS

	2016	2015
	£’000	£’000
At 1 January	49,051	47,077
Increase due to purchases	485,112	497,909
Consumables transferred to inventory	(451,949)	(462,415)
Change in fair value due to biological transformation	46,637	57,860
Amortisation of bearer assets	(29,831)	(33,632)
Sales of biological assets	(46,163)	(57,748)

At 31 December	52,857	49,051

Bearer assets	21,453	21,674
Consumable assets	31,404	27,377

	52,857	49,051

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14.	BIOLOGICAL ASSETS (continued)

At 31 December 2016 the company had 3.2m bearer assets (2015:3m) and 33.6m consumable assets (2015:31.3m).

During the year the company processed 265.7m birds (2015: 258.5m).

The fair value of the Group’s bearer assets are determined using level 3 of the fair value hierarchy, whilst the fair value of the Group’s consumable assets are determined using level 2 of the fair value hierarchy.

15.	INVENTORY

	2016	2015
	£’000	£’000
Raw materials	34,400	27,829
Work in progress	15,871	14,552
Finished goods	28,598	24,619

	78,869	67,000

The cost of inventories recognised as expenses and included in cost of sales amounted to £1,043.5m (2015: £1,059.0m).

16.	TRADE AND OTHER RECEIVABLES

	2016	2015
	£’000	£’000
Trade receivables—gross	106,014	56,910
Provision for trade receivables	(1,702)	(3,024)

Trade receivables—net	104,312	53,886
Other receivables	12,845	13,789
Prepayments	10,247	9,730

	127,404	77,405

Less non-current portion—other receivables	(2,879)	(2,535)

Trade and other receivables—current	124,525	74,870

Trade and other receivables are held at cost and any fair value difference is not material. Trade and other receivables are considered past due once they have passed their contracted due date. Trade receivables are reviewed for impairment if they are past due beyond 60 days.

The carrying amounts of the Group’s trade and other receivables are denominated in the following currencies:

	2016	2015
	£’000	£’000
Sterling	96,552	49,541
Euro	30,830	27,864
United States dollar	22	—

	127,404	77,405

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16.	TRADE AND OTHER RECEIVABLES (continued)

Movements on the Group provision for impairment of trade receivables are as follows:

	2016	2015
	£’000	£’000
At 1 January	3,024	2,787
Provision for receivables impairment	780	287
Reductions	(2,212)	—
Exchange movement	110	(50)

At 31 December	1,702	3,024

The creation and release of provision for impaired receivables have been included in ‘sales and distribution costs’ in the income statement. Amounts charged to the allowance account are generally written off, when there is no expectation of recovering additional cash.

The other classes within trade and other receivables do not contain impaired assets.

The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivables mentioned above. The Group does not hold any collateral as security.

At 31 December 2016, trade receivables of £9.6m (2015: £6.8m) were past due but not impaired. These relate to a number of independent customers for whom there is no recent history of default. The ageing analysis of these trade receivables is as follows:

	2016	2015
	£’000	£’000
Up to 3 months	9,548	6,687
3 to 6 months	—	35
Over 6 months	70	83

At 31 December	9,618	6,805

At 31 December 2016, trade receivables of £1.7m (2015: £3.0m) were impaired. The ageing analysis of these trade receivables is as follows:

	2016	2015
	£’000	£’000
Up to 3 months	186	101
3 to 6 months	92	408
Over 6 months	1,424	2,515

At 31 December	1,702	3,024

17.	CASH AND CASH EQUIVALENTS

	2016	2015
	£’000	£’000
Cash at bank and in hand	139,576	173,384

	139,576	173,384

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.	TRADE AND OTHER PAYABLES

The following amounts were held in foreign currencies:

	2016	2015
	£’000	£’000
United States dollar	4	40
Euro	4,497	4,027

	4,501	4,067

	2016	2015
	£’000	£’000
Trade payables	193,375	173,068
Other tax and social security payable	16,404	13,064
Accruals and other payables	34,594	30,961

	244,373	217,093

Trade and other payables—current	242,387	215,340
Trade and other payables—non-current	1,986	1,753

	244,373	217,093

The fair value of trade and other payables approximates their carrying value due to short maturities.

19.	LOANS AND BORROWINGS

	2016	2015
	£’000	£’000
Non-current
Bank borrowings	10,371	1,166
Senior notes	295,147	294,047
Finance lease liabilities	6,625	11,496

	312,143	306,709

Current
Bank borrowing	7,756	9,789
Senior notes	1,803	1,803
Finance lease liabilities	4,916	7,320
Other loans	—	1,718

	14,475	20,630

At 31 December 2016 borrowings of £7.2m (2015: £8.8m) were secured on book debts.

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19.	LOANS AND BORROWINGS (continued)

Interest rate profile of Interest bearing borrowings

	2016		2015
	Debt	Interest rate	Debt	Interest rate
	£’000		£’000
Non-current borrowings
Bank borrowings	10,371	2.3%	1,166	3.8%
Senior notes	295,147	6.2%	294,047	6.2%
Finance lease liabilities	6,625	3.9%	11,496	3.2%

	312,143		306,709
Current borrowings
Bank borrowing	7,756	0.9%	9,789	1.0%
Senior notes	1,803	6.2%	1,803	6.2%
Finance lease liabilities	4,916	3.9%	7,320	3.2%
Other debt	—	—	1,718	3.5%

	14,475		20,630

	326,618		327,339

The carrying amounts and fair value of the non-current borrowings are as follows:

	2016		2015
	Carrying amount	Fair Value	Carrying amount	Fair Value
	£’000	£’000	£’000	£’000
Bank borrowings	10,371	10,068	1,166	1,072
Senior notes	295,147	311,353	294,047	301,382
Finance lease liabilities	6,625	6,126	11,496	10,681

	312,143	327,547	306,709	313,135

The fair value of current borrowings equals their carrying amount, as the impact of discounting is not significant. The fair value of the Senior Notes is determined using level 1 of the fair value hierarchy. The fair values of non-current borrowings are determined using level 3 of the fair value hierarchy and are based on cash flows discounted using a rate based on the borrowing rates noted above.

Borrowings have the following maturity profile:

	2016	2015
	£’000	£’000
Less than 1 year	14,475	20,630
1-5 years	312,143	12,662
Over 5 years	—	294,047

	326,618	327,339

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19.	LOANS AND BORROWINGS (continued)

The carrying amounts of the Group’s borrowings are denominated in the following currencies:

	2016	2015
	£’000	£’000
Sterling	319,454	316,557
Euro	7,164	10,782

	326,618	327,339

(a)	Finance lease liabilities

Lease liabilities are effectively secured as the rights to the leased assets revert to the lessor in the event of default.

	2016	2015
	£’000	£’000
Gross finance lease liabilities—minimum lease payments
No later than 1 year	5,384	8,001
Later than 1 year and no later than 5 years	7,234	12,571

	12,618	20,572
Future finance charges on finance lease liabilities	(1,077)	(1,756)

Present value of finance lease liabilities	11,541	18,816

The present value of finance lease liabilities is as follows:

	2016	2015
	£’000	£’000
No later than 1 year	4,916	7,320
Later than 1 year and no later than 5 years	6,625	11,496

	11,541	18,816

20.	CAPITAL GRANTS

	2016	2015
	£’000	£’000
Balance at 1 January	8,162	7,394
Grants claimed in year	2,258	1,929
Released to Income statement	(991)	(1,141)
Movement due to foreign exchange	(5)	(20)

At 31 December	9,424	8,162

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21.	DEFERRED TAX

The analysis of the deferred tax liability is as follows:

	2016	2015
	£’000	£’000
Deferred tax liabilities:
Deferred tax liability to be recovered after more than 12 months	44,634	45,825
Deferred tax liability to be recovered within 12 months	687	728

Deferred tax liabilities	45,321	46,553

The movement in deferred tax liabilities during the year is as follows:

	Accelerated tax depreciation	Fair value gains	Total
	£’000	£’000	£’000
At 1 January 2015	6,384	47,585	53,969
Credited to the income statement	(1,133)	(6,255)	(7,388)
Exchange difference	(28)	—	(28)

At 31 December 2015	5,223	41,330	46,553

Credited to the income statement	1,679	(2,984)	(1,305)
Exchange difference	73	—	73

At 31 December 2016	6,975	38,346	45,321

Fair value gains relate to deferred tax liabilities arising on fair value adjustments to non-current tangible and intangible fixed assets.

The Group has tax losses of approximately £45.9m (2015: £46.3m) available for carry forward and offset against future taxable profits arising from the same trade. The Group has a potential deferred tax asset of £15.6m (2015: £15.7m), which has not been recognised in these financial statements as its future recovery is uncertain. This potential deferred tax asset will be recognised when it can be regarded as more likely than not that there will be sufficient taxable profits from which the tax losses can be deducted.

22.	SHARE CAPITAL AND PREMIUM

	Number of shares	Ordinary shares	Share premium	Total
	£’000	£’000	£’000	£’000

At 1 January 2015	277,418	2,774	—	2,774

At 31 December 2015 and 31 December 2016	277,418	2,774	—	2,774

All shares are authorised, allotted and fully paid up. There is no allotted but unpaid share capital.

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	RETAINED EARNINGS AND OTHER RESERVES

	Retained earnings	Translation reserve*	Hedge Reserve*	Merger reserve*	Non- controlling interest	Total
	£’000	£’000	£’000	£’000	£’000	£’000
At 1 January 2015	239,412	(1,548)	—	(1,781)	(746)	235,337
Profit for year	12,688	—		—	—	12,688
Foreign exchange (losses)	—	(1,143)	—	—	—	(1,143)
Fair value gain	—	—	174	—	—	174
Dividend paid	(35,600)			—	—	(35,600)

At 31 December 2015	216,500	(2,691)	174	(1,781)	(746)	211,456

Profit for year	32,891	—	—	—	—	32,891
Foreign exchange gains	—	3,507	—	—	—	3,507
Fair value gain	—	—	119	—	—	119
Dividend paid	(11,500)	—	—	—	—	(11,500)

At 31 December 2016	237,891	816	293	(1,781)	(746)	236,473

*	Included in Consolidated Balance Sheet as Other reserves.

24.	COMMITMENTS AND CONTINGENCIES

(a) Capital commitments

Authorised and contracted future capital expenditure before deduction of available government grants amounted to:

	2016	2015
	£’000	£’000
Property, plant and equipment	6,874	7,883

	6,874	7,883

(b) Operating lease commitments

The Group leases various properties under non-cancellable operating lease agreements. The lease terms are between 1 and 21 years, and the majority of lease agreements are renewable at the end of the lease period at market rate.

The Group also leases various vehicles, plant and equipment under non- cancellable lease agreements.

The lease expenditure charged to the income statement during the year is disclosed in note 6.

The future aggregate minimum lease payments under non-cancellable operating leases as follows:

	2016	2015
	£’000	£’000
Within 1 year	11,885	10,188
Later than 1 year and less than 5 years	27,519	24,201
After 5 years	21,229	15,009

	60,633	49,398

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

25.	FINANCIAL INSTRUMENTS—RISK MANAGEMENT

Financial risk management

The Group’s activities expose it to a variety of financial risks that include the effects of changes in market prices, (including foreign exchange, interest rate risk and commodity price risk), credit risk and liquidity risk.

Risk management is carried out by the board of directors. The Group has in place a risk management programme that seeks to limit the adverse effects on the financial performance of the company by monitoring levels of debt finance and the related finance costs.

(a) Market risk

(i) Foreign exchange risk

The Group operates in the UK, Ireland, France and the Netherlands and is therefore exposed to foreign exchange risk. Foreign exchange risk arises on sales and purchases made in foreign currencies and on recognised assets and liabilities and net investments in foreign operations.

The Group monitors its exposure to currency fluctuations on an on-going basis. The Group uses foreign currency bank accounts and forward foreign exchange contracts to reduce its exposure to foreign currency translation risk.

At 31 December 2016 if Sterling had weakened/strengthened by 10% against the Euro and US Dollar with all other variables held constant, post-tax profit for the year would have been £0.6m/£0.5m, (2015: £1.6m/£1.3m) higher/lower, mainly as a result of foreign exchange gains/losses on translation of Euro and US dollar-denominated trade receivables, US dollar-denominated borrowings and profits/losses realised in the European subsidiaries denominated in Euro.

(ii) Interest rate risk

The Group’s interest rate risk arises from the Group’s borrowings as disclosed in Note 19. Where possible the Group seeks to fix the interest rates that it pays to mitigate the risk of interest rate fluctuations.

(iii) Commodity price risk

The Group’s commodity price risk results from price fluctuations in the raw materials used to produce feed for its biological asset production operations. In order to minimise this risk, the Group has a policy of seeking professional advice from expert commodity traders and this advice is given very careful consideration and acted upon as appropriate.

(b) Credit risk

Concentrations of credit risk exist in relation to transactions with major customers however as the majority of these are blue chip companies, the company considers there to be minimal risk of default. The Group has policies in place to ensure that sales of goods are made to customers with an appropriate credit history. Cash and cash equivalents are held with reputable institutions.

No credit limits were exceeded during the reporting period, and management does not expect any losses from non-performance by these counterparties. Management believe that no further credit risk provision is required in excess of normal provision for doubtful receivables.

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

25.	FINANCIAL INSTRUMENTS—RISK MANAGEMENT (continued)

(c) Liquidity risk

Cash flow forecasting is performed in the operating entities of the Group and aggregated by group finance. Group finance monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its undrawn committed borrowing facilities at all times so that the Group minimises the risk of breaching borrowing limits or covenants on any of its borrowing facilities. Such forecasting takes into consideration the Group’s debt financing plan and covenant compliance requirements on its borrowings.

An analysis of the Group’s non-derivative financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date is provided in note 19.

Financial liabilities have the following undiscounted maturity profile:

	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	Over 5 years
	£’000	£’000	£’000	£’000
At 31 December 2016
Loans and borrowings	32,657	54,666	328,839	—
Trade and other payables (excluding tax and social security)	225,983	1,986	—	—

	258,640	56,652	328,839	—

	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	Over 5 years
	£’000	£’000	£’000	£’000
At 31 December 2015
Loans and borrowings	38,973	48,134	40,718	309,375
Trade and other payables (excluding tax and social security)	202,276	1,753	—	—

	241,249	49,887	40,718	309,375

Capital risk management

The aim of the Group is to maintain sufficient funds to enable it to safeguard its ability to continue as a going concern and to make suitable investments and incremental acquisitions while providing returns for shareholders with minimal recourse to bankers.

Capital risk measures such as gearing ratios are not currently relevant to the Group.

26.	RELATED PARTY TRANSACTIONS

Key management compensation is given in note 5.

The company’s ultimate parent company was JBS S.A., a company registered in Brazil. The company’s immediate parent company is Granite Holdings SARL, a company incorporated in Luxembourg.

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26.	RELATED PARTY TRANSACTIONS (continued)

Related party transactions with fellow members of the JBS group are as follows:

Trading transactions

	Transaction amount		Balance
Related party relationship Transaction type	2016	2015	2016	2015

	£’000	£’000	£’000	£’000
Group companies Purchases/recharges	(21,296)	(2,191)	(2,218)	(565)

These transactions are trading relationships which are made at market value. The company has not made any provision for impairment in respect of related party debtors nor has any guarantee been given during 2016 or 2015 regarding related party transactions.

27.	FINANCIAL INSTRUMENTS

(a) BY CATEGORY

	2016			2015
	Loans and receivables	Assets at fair value through profit and loss	Total	Loans and receivables	Assets at fair value through profit and loss	Total
	£’000	£’000	£’000	£’000	£’000	£’000
Assets as per balance sheet
Derivative financial instruments	—	372	372	—	172	172
Trade and other receivables excluding prepayments	116,785	—	116,785	67,503	—	67,503
Cash and cash equivalents	139,576	—	139,576	173,384	—	173,384

	256,361	372	256,733	240,887	172	241,059

	2016			2015
	Financial liabilities at amortised cost	Liabilities at fair value through profit and loss	Total	Financial liabilities at amortised cost	Liabilities at fair value through profit and loss	Total
	£’000	£’000	£’000	£’000	£’000	£’000
Liabilities as per balance sheet
Derivative financial instruments	—	—	—	—	269	269
Loans and borrowings—current	14,475	—	14,475	20,630	—	20,630
Loans and borrowings—non-current	312,143	—	312,143	306,709	—	306,709
Trade and other payables excluding non-financial liabilities	227,969	—	227,969	203,760	—	203,760

	554,587	—	554,587	531,099	269	531,368

MOY PARK HOLDINGS (EUROPE) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

28.	EVENTS AFTER THE REPORTING DATE

On 11 September 2017, the US based Pilgrim’s Pride Corporation announced that it had acquired Moy Park from JBS S.A., JBS S.A. remains the ultimate parent company of Moy Park Limited by virtue of its majority shareholding in Pilgrim’s Pride Corporation.

The directors are aware that on 30 May 2017, J&F Investimentos, a shareholder of the ultimate parent company JBS S.A., entered into a leniency agreement with the Brazilian Federal Prosecuter’s Office. The directors confirm that this agreement and connected investigations are not related to the activities of any member of the Moy Park Holdings (Europe) Limited Group.

There are no other events after the reporting date requiring adjustment or disclosure in the financial statements.

29.	ULTIMATE PARENT COMPANY

The immediate parent company is Granite Holdings SARL, a company incorporated and registered in Luxembourg. At 31 December 2016 the company’s ultimate parent company is JBS S.A., a company listed on the Brazilian stock exchange. JBS S.A. is ultimately controlled by the Batista family comprised of Jose Batista Sobrinho (the founder of JBS), his wife and five of their children through their ownership and control of J&F Investimentos S.A., a Brazillian corporation which owns 42% of the outstanding capital of JBS S.A.

The smallest and largest group of companies for which group financial statements are drawn up and of which the company is included are those of the group headed by JBS S.A.

Copies of the Group financial statements are available from www.jbsglobal.com

EBITDA

“EBITDA” is defined as the sum of profit for the year plus net finance costs, taxation, depreciation and amortization. “Adjusted EBITDA” is calculated by adding to EBITDA certain items of expense and deducting biological assets from EBITDA. EBITDA is presented because it is used by the Moy Park Group, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of results prepared in conformity with IFRS, to compare the performance of companies. We believe investors would be interested in the Moy Park Group’s Adjusted EBITDA because this is how the Moy Park Group’s management analyzes EBITDA applicable to continuing operations. We also believe that Adjusted EBITDA, in combination with Moy Park’s financial results calculated in accordance with IFRS, provides investors with additional perspective regarding the impact of certain significant items on EBITDA and facilitates a more direct comparison of its performance with its competitors. EBITDA and Adjusted EBITDA are not measurements of financial performance under IFRS. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of the Moy Park Group’s results as reported under IFRS. Some of the limitations of these measures are:

•	EBITDA and Adjusted EBITDA do not reflect the Moy Park Group’s cash expenditures, future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Moy Park Group’s working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Moy Park Group’s debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	EBITDA and Adjusted EBITDA are not adjusted for all non-cash income or expense items that are reflected in the Moy Park Group’s statements of cash flows; and

•	EBITDA and Adjusted EBITDA do not reflect limitations on or costs related to transferring earnings from Moy Park’s subsidiaries to Moy Park.

In addition, other companies in the industry may calculate EBITDA and Adjusted EBITDA differently than Moy Park does, limiting its usefulness as a comparative measure. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of the Moy Park Group’s operating performance or any other measures of performance derived in accordance with IFRS. You should compensate for these limitations by relying primarily on the Moy Park Group’s IFRS results and using EBITDA and Adjusted EBITDA only supplementally.

A reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	For the year ended December 31,		For the six-month period ended June 30,			For the twelve-month period ended June 30,
	2016	2016 (i)	2016	2017	2017 (i)	2017	2017 (i)
	(in thousands of pounds)	(in thousands of U.S. dollars)	(in thousands of pounds)	(in thousands of pounds)	(in thousands of U.S. dollars)	(in thousands of pounds)	(in thousands of U.S. dollars)
Profit for the year	32,891	42,844	14,868	15,323	19,960	33,346	43,436
Add:
Net finance costs (ii)	20,961	27,304	10,776	10,747	13,999	20,932	27,266
Taxation	7,955	10,362	6,219	3,468	4,517	5,204	6,779
Depreciation and amortization	63,104	82,199	31,692	31,088	40,495	62,500	81,413
Minus:
Amortization of capital grants (iii)	(991)	(1,291)	(484)	(491)	(640)	(998)	(1,300)

EBITDA	125,902	164,000	64,039	61,117	79,611	122,980	160,194

Minus:
Amortization of biological assets	29,831	38,858	15,551	14,809	19,290	29,089	37,891

Adjusted EBITDA	96,071	125,142	48,488	46,308	60,321	93,891	122,302

(i)	Solely for the convenience of investors, British pound amounts have been translated into U.S. dollars at an exchange rate of US$1.3026 per £1.00, which was the Bloomberg Composite Rate on June 30, 2017 and should not be construed as implying that the British pound amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate.
(ii)	Net finance costs consists of finance costs less finance income.
(iii)	Amortization of capital grants is included in depreciation and amortization above.

Unaudited Pro Forma Combined Financial Information of PPC

On September 8, 2017, a wholly-owned subsidiary of Pilgrim’s Pride Corporation acquired from JBS S.A. 100% of the issued and outstanding shares of common stock of Granite Holdings S.à r.l. (formerly Moy Park Lux S.à r.l.) (“Granite”). We refer to this transaction as the “Moy Park Acquisition.” Granite is predominately comprised of Moy Park Holdings (Europe) Ltd. (“Moy Park”) and its subsidiaries (the “Moy Park Group”). In addition to Granite’s investment in Moy Park, the entity holds an insignificant cash balance and incurs limited administrative expenses.

“Pilgrim’s Pride,” “Pilgrim’s,” “PPC,” “we,” “us,” “our,” “ours,” the “Company” and words of a similar effect are to Pilgrim’s Pride Corporation together with its subsidiaries (other than Granite and its subsidiaries).

The following unaudited pro forma combined financial information presents the unaudited pro forma combined balance sheet and unaudited pro forma combined statement of operations based upon combining the following historical financial statements of PPC and the Moy Park Group, after giving effect to the Moy Park Acquisition and adjustments described in the accompanying notes: (1) PPC’s unaudited historical condensed consolidated financial statements as of June 25, 2017 and for the twenty-six weeks ended June 25, 2017 and June 26, 2016, and the related notes thereto, which are included elsewhere in the Offering Circular; (2) PPC’s audited historical consolidated financial statements for the fifty-two weeks ended December 25, 2016, and the related notes thereto, which are included elsewhere in the Offering Circular; (3) the Moy Park Group’s unaudited historical interim consolidated financial statements as of June 30, 2017 and for the six-month periods ended June 30, 2017 and June 30, 2016, and the related notes thereto, which are not included elsewhere in the Offering Circular; and (4) the Moy Park Group’s audited historical consolidated financial statements for the years ended December 31, 2016, and the related notes thereto, which are included elsewhere in the Offering Circular. The unaudited pro forma combined financial information should be read in conjunction with, and is qualified in its entirety by reference to, such historical financial statements and historical financial information and the related notes contained therein.

JBS S.A., through its indirect wholly-owned subsidiaries (together, “JBS”), beneficially owns 78.6% of the outstanding common stock of Pilgrim’s Pride Corporation. Prior to the Moy Park Acquisition, Granite was a wholly-owned subsidiary of JBS S.A. Accordingly, the Moy Park Acquisition will be accounted for as a transaction among entities under common control. Granite will initially be recorded by PPC at Granite’s historic carrying value and PPC’s will include the activities of Granite in its financial statements since the date the entities were first under common control. Pilgrim’s Pride Corporation and Moy Park came under common control as of September 30, 2015, the date JBS S.A. acquired Moy Park. Granite was created as a holding company as a result of JBS S.A.’s acquisition of Moy Park.

The unaudited pro forma combined financial information is presented for illustrative purposes only to reflect the Moy Park Acquisition, and does not represent what PPC’s results of operations or financial position would actually have been had the Moy Park Acquisition occurred on the dates assumed within Note 1 (Basis of Presentation), or had the combined operations taken place from the earliest date of common control, September 30, 2015. Further, the unaudited pro forma combined financial information does not represent or project Pilgrim’s results of operations or financial position for any future periods. The unaudited pro forma combined financial information is intended to provide information about the continuing impact of the Moy Park Acquisition as if it had been consummated on June 25, 2017, in the case of the unaudited pro forma combined balance sheet, and on September 30, 2015, in the case of the unaudited pro forma combined statements of income. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on PPC’s results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma combined financial information have been made. However, the estimated purchase price allocations are subject to finalization and may differ materially from the estimated amounts based on the assumptions discussed within the footnotes to this unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Balance Sheet

As of June 25, 2017

(in thousands)

	PPC Historical	Moy Park Group Historical (Note 3)	Pro Forma Adjustments	Notes (Note 5)	PPC Pro Forma Combined
Cash and cash equivalents	$303,937	$169,404	$(301,278)	(a)	$172,063
Restricted cash	20,348	—	—		20,348
Trade accounts and other receivables, less allowance for doubtful accounts	406,586	170,079	—		576,665
Accounts receivable from related parties	4,050	—	—		4,050
Inventories	967,577	175,880	—		1,143,457
Income taxes receivable	13,659	—	—		13,659
Prepaid expenses and other current assets	66,572	15,235	—		81,807
Assets held for sale	5,542	—	—		5,542

Total current assets	1,788,271	530,598	(301,278)		2,017,591
Other long-lived assets	17,484	3,645	—		21,129
Identified intangible assets, net	153,855	452,892	—		606,747
Goodwill	175,444	848,469	—		1,023,913
Property, plant and equipment, net	1,721,948	352,108	—		2,074,056

Total assets	$3,857,002	$2,187,712	$(301,278)		$5,743,436

Notes payable	$—	$—	$724,806	(b)	$724,806
Accounts payable	519,820	279,182	14,190	(e)	813,192
Accounts payable to related parties	3,622	—	—		3,622
Accrued expenses	324,727	39,185	—		363,912
Income taxes payable	93,910	—	—		93,910
Current maturities of long-term debt	40,098	28,485	—		68,583

Total current liabilities	982,177	346,852	738,996		2,068,025
Long-term debt, less current maturities	1,404,264	391,608	—		1,795,872
Deferred tax liabilities	171,042	77,954	—		248,996
Other long-term liabilities	89,422	14,594	—		104,016

Total liabilities	2,646,905	831,008	738,996		4,216,909
Preferred stock	—	—	—		—
Common stock	2,602	3,613	—		6,215
Treasury stock, at cost	(231,758)	—	—		(231,758)
Additional paid-in capital	1,688,684	1,025,184	(1,026,084)	(a), (b)	1,687,784
Retained earnings (accumulated deficit)	(193,073)	325,902	(14,190)	(e)	118,639
Accumulated other comprehensive loss	(66,735)	2,977	—		(63,758)

Total Pilgrim’s Pride Corporation stockholders’ equity	1,199,720	1,357,676	(1,040,274)		1,517,122
Noncontrolling interest	10,377	(972)	—		9,405

Total stockholders’ equity	1,210,097	1,356,704	(1,040,274)		1,526,527

Total liabilities and stockholders’ equity	$3,857,002	$2,187,712	$(301,278)		$5,743,436

See accompanying notes to the Unaudited Pro Forma Combined Financial Information of PPC

Unaudited Pro Forma Combined Statement of Operations

For the twenty-six weeks ended June 25, 2017

(in thousands)

	PPC Historical	Moy Park Group Historical (Note 3)	Pro Forma Adjustments	Notes (Note 5)		PPC Pro Forma Combined
Net sales	$4,272,096	$959,636	$—			$5,231,732
Cost of sales	3,631,504	846,662	—			4,478,166

Gross profit	640,592	112,974	—			753,566
Selling, general and administrative expense	124,489	78,733	—			203,222
Administrative and restructuring charges	4,349	—	—			4,349

Operating income	511,754	34,241	—			545,995
Interest expense, net of capitalized interest	28,321	13,378	18,968	(c	)	60,667
Interest income	(1,346)	(130)	—			(1,476)
Foreign currency transaction losses (gains)	(1,191)	—	—			(1,191)
Miscellaneous, net	(3,685)	—	—			(3,685)

Income before income taxes	489,655	20,993	(18,968)			491,680
Income tax expense	161,119	2,829	(7,094)	(d	)	156,854

Net income	328,536	18,164	(11,874)			334,826
Less: Net income attributable to noncontrolling interest	974	—	—			974

Net income attributable to Pilgrim’s Pride Corporation	$327,562	$18,164	$(11,874)			$333,852

See accompanying notes to the Unaudited Pro Forma Combined Financial Information of PPC

Unaudited Pro Forma Combined Statement of Operations

For the fifty-two weeks ended December 25, 2016

(in thousands)

	PPC Historical	Moy Park Group Historical (Note 3)	Pro Forma Adjustments	Notes (Note 5)		PPC Pro Forma Combined
Net sales	$7,931,123	$1,947,571	$—			$9,878,694
Cost of sales	7,016,763	1,716,977	—			8,733,740

Gross profit	914,360	230,594	—			1,444,954
Selling, general and administrative expense	199,781	151,566	—			351,347
Administrative and restructuring charges	1,069	—	—			1,069

Operating income	713,510	79,028	—			792,538
Interest expense, net of capitalized interest	45,921	29,682	37,936	(c	)	113,539
Interest income	(1,724)	(1,282)	—			(3,006)
Foreign currency transaction losses (gains)	3,897	—	—			3,897
Miscellaneous, net	(7,219)	—	—			(7,219)

Income before income taxes	672,635	50,628	(37,936)			685,327
Income tax expense	232,906	8,034	(14,188)	(d	)	226,752

Net income	439,729	42,594	(23,748)			458,575
Less: Net income (loss) attributable to noncontrolling interest	(803)	—	—			(803)

Net income attributable to Pilgrim’s Pride Corporation	$440,532	$42,594	$(23,748)			$459,378

See accompanying notes to the Unaudited Pro Forma Combined Financial Information of PPC

Unaudited Pro Forma Combined Statement of Operations

For the fifty-two weeks ended June 25, 2017

(in thousands)

	PPC Historical	Moy Park Group Historical (Note 3)	Pro Forma Adjustments	Notes (Note 5)		PPC Pro Forma Combined
Net sales	$8,211,967	$1,886,705	$—			$10,098,672
Cost of sales	7,180,708	1,664,374	—			8,845,102

Gross profit	1,031,259	222,311	—			1,253,570
Selling, general and administrative expense	225,962	152,037	—			377,999
Administrative and restructuring charges	5,418	—	—			5,418

Operating income	799,879	70,274	—			870,153
Interest expense, net of capitalized interest	50,661	26,587	37,936	(c	)	115,184
Interest income	(1,694)	(320)	—			(2,014)
Foreign currency transaction losses (gains)	7,685	—	—			7,685
Miscellaneous, net	(7,008)	—	—			(7,008)

Income before income taxes	750,235	44,007	(37,936)			756,306
Income tax expense	253,023	3,766	(14,188)	(d	)	242,601

Net income	497,212	40,241	(23,748)			513,705
Less: Net income attributable to noncontrolling interest	375	—	—			375

Net income attributable to Pilgrim’s Pride Corporation	$496,837	$40,241	$(23,748)			$513,330

See accompanying notes to the Unaudited Pro Forma Combined Financial Information of PPC

Notes to Unaudited Pro Forma Combined Financial Information of PPC

1. Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and have been prepared to illustrate the estimated effect of the Moy Park Acquisition and certain other adjustments. Final allocations of purchase price and effects on the results of operations may differ materially from the estimated amounts based on the assumptions discussed within the footnotes to the unaudited pro forma combined financial information.

Description of Transaction

On September 8, 2017, Onix, a wholly-owned subsidiary of Pilgrim’s Pride Corporation, acquired 100% of the equity of Granite. Granite is a 100% equity owned subsidiary of JBS S.A. JBS S.A beneficially owns 78.6% of Pilgrim’s Pride Corporation’s outstanding common stock.

This acquisition is deemed a transaction among entities under common control. Accordingly, PPC will account for the acquisition of Granite as a transfer of net assets between entities under common control. Granite will initially be recorded by PPC at Granite’s historic carrying value and PPC will include the activities of Granite in its financial statements as of the date of common control. Pilgrim’s Pride Corporation and Moy Park came under common control as of September 30, 2015, the date JBS S.A. acquired Moy Park. Granite was created as a holding company as a result of JBS S.A.’s acquisition of Moy Park.

The unaudited pro forma combined financial information were prepared in accordance with the requirements of common control business acquisitions under accounting principles generally accepted in the U.S. (“U.S. GAAP”).

The audited financial statements included elsewhere in the Offering Circular are presented for the Moy Park Group. Granite is predominately comprised of the Moy Park Group. In addition to Granite’s investment in Moy Park, the entity holds an insignificant cash balance and incurs limited administrative expenses. Accordingly, the unaudited pro forma combined financial information is presented for the Moy Park Group and not Granite.

As the Moy Park Group reports in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union (“EU”), management converted the Moy Park Group’s pro forma information from IFRS as adopted by the EU to U.S. GAAP.

The unaudited pro forma combined statements of operations for the fifty-two weeks ended December 25, 2016 as well as the twenty-six weeks ended June 25, 2017 and fifty-two weeks ended June 25, 2017 (collectively referred to as the “Unaudited Pro Forma Statements of Operations”) have been prepared assuming combined operations from the earliest date of common control, September 30, 2015, and assuming that the Moy Park Acquisition had been completed at the beginning of the earliest period presented. The unaudited pro forma combined balance sheet as of June 25, 2017 (referred to as the “Unaudited Pro Forma Balance Sheet)” has been prepared assuming the Moy Park Acquisition had been completed on June 25, 2017.

2. Aggregate Purchase Price

The Moy Park Acquisition by Pilgrim’s Pride was completed for a purchase price of £1 billion which translated to $1.3 billion USD using the September 8, 2017 Moy Park Acquisition date exchange rate equal to £1/US$1.3099.

The purchase price was funded by the sources of funds as described in the table below.

(in thousands)
Cash payment at closing	$301,278
Borrowings under short term promissory note	736,806
Cash acquired	(155,616)
Liabilities assumed	426,451

Total purchase price	$1,308,919

The purchase price is subject to change with the final closing statement prepared ninety days post the acquisition date to account for changes in working capital and identified indebtedness and additional transaction costs.

3. Historical Moy Park Group Financial Information Adjustments

The historical Moy Park Group financial information was adjusted in the following ways: (i) to record entries related to alignment of accounting policies (primarily reclassifications of financial statement line items); (ii) to record the push-down accounting entries related to the original acquisition of Moy Park by JBS S.A. which were previously recorded at the JBS S.A. level; and (iii) to record IFRS to U.S. GAAP adjustments. Additionally, the below amounts have been translated into U.S. dollars based on the criteria and rates described herein. Finally, PPC and the Moy Park Group have different period end dates as PPC is based on a fifty-two week year and the Moy Park Group’s is based on a calendar year end. For example, the Moy Park Group’s most recent balance sheet reporting date was June 30, 2017 whereas PPC’s was June 25, 2017. For purposes of creating the pro forma financial information, no adjustments related to the different reporting dates were made by management as the other entity’s year end differs by 93 days or less from the registrant’s year end, and therefore the registrant would combine its income statements and that of the other entity using their respective fiscal years. Additionally, there are no known significant differences identified by management based on these differing period end dates.

Unaudited Pro Forma Moy Park Group Adjusted Historical Balance Sheet

As of June 25, 2017

(in thousands)

	Moy Park Group Historical	Moy Park Group Reclassified Line Items	Push-down accounting entries to record PPA adjustments previously recorded at JBS S.A. level	Notes (Note 4)		Moy Park Group IFRS to U.S. GAAP Adjustments	Notes (Note 3)		Moy Park Group Adjusted
	(As of June 30, 2017)								(As of June 25, 2017)
	Note 3a(i)	Note 3b(i)	Note 3c(i)			Note 3d(i)
Cash and cash equivalents	$169,404	$—	$—			$—			$169,404
Restricted cash	—	—	—			—			—
Trade accounts and other receivables, less allowance for doubtful accounts	—	170,079	—			—			170,079
Trade and other receivables	185,314	(185,314)	—			—			—
Accounts receivable from related parties	—	—	—			—			—
Inventories	108,510					67,370	3	(d)(ii)	175,880
Income taxes receivable	—	—	—			—			—
Prepaid expenses and other current assets	—	15,235	—			—			15,235
Assets held for sale	—	—	—			—			—
Biological assets	67,370	—	—			(67,370)	3	(d)(ii)	—

Total current assets	530,598	—	—			—			530,598
Other long-lived assets	—	3,645	—			—			3,645
Identified intangible assets, net	252,862	(24,847)	224,877	(4a	)	—			452,892
Goodwill	—	24,847	823,622	(4e	)	—			848,469
Property, plant and equipment, net	357,929	—	(5,821)	(4b	)	—			352,108
Trade and other receivables	3,645	(3,645)	—			—			—

Total assets	$1,145,034	$—	$1,042,678			$—			$2,187,712

Notes payable	$—	$—	$—			$—			$—
Accounts payable	—	279,182	—			—			279,182
Accounts payable to related parties	—	—	—			—			—
Accrued expenses	—	39,185	—			—			39,185
Income taxes payable	—	—	—			—			—
Current maturities of long-term debt	—	28,485	—			—			28,485
Loans and borrowings	28,485	(28,485)	—			—			—
Trade and other payables	318,367	(318,367)	—			—			—

Total current liabilities	346,852	—	—			—			346,852
Long-term debt, less current maturities	—	391,608	—			—			391,608
Loans and borrowings	391,608	(391,608)	—			—			—
Deferred tax liabilities	58,845	—	19,109	(4c	)	—			77,954
Other long-term liabilities	—	14,594	—			—			14,594
Trade and other payables	2,101	(2,101)	—			—			—
Capital grants	12,493	(12,493)	—			—			—

Total liabilities	811,899	—	19,109			—			831,008

	Moy Park Group Historical	Moy Park Group Reclassified Line Items	Push-down accounting entries to record PPA adjustments previously recorded at JBS S.A. level	Notes (Note 4)		Moy Park Group IFRS to U.S. GAAP Adjustments	Notes (Note 3)	Moy Park Group Adjusted
	(As of June 30, 2017)							(As of June 25, 2017)
	Note 3a(i)	Note 3b(i)	Note 3c(i)			Note 3d(i)
Preferred stock	—	—	—			—		—
Common stock	—	3,613	—			—		3,613
Treasury stock, at cost	—	—	—			—		—
Additional paid-in capital	—	(2,320)	1,027,504	(4f	)	—		1,025,184
Retained earnings (accumulated deficit)	329,837	—	(3,935)	(4d	)	—		325,902
Accumulated other comprehensive income	—	2,977	—			—		2,977
Share capital	3,613	(3,613)	—			—		—
Other reserves	657	(657)	—			—		—

Total Pilgrim’s Pride Corporation stockholders’ equity	334,107	—	1,023,569			—		1,357,676
Noncontrolling interest	(972)	—	—			—		(972)

Total stockholders’ equity	333,135	—	1,023,569			—		1,356,704

Total liabilities and stockholders’ equity	$1,145,034	$—	$1,042,678			$—		$2,187,712

Unaudited Pro Forma Moy Park Group Adjusted Historical Statement of Income

For the twenty-six weeks ended June 25, 2017

(in thousands)

	Moy Park Group Historical	Moy Park Group Reclassified Line Items	Push-down accounting entries to record PPA adjustments previously recorded at JBS S.A. level (Note 4)	Notes (Note 4)		Moy Park Group IFRS to U.S. GAAP Adjustments	Moy Park Group Adjusted
	(Six months ended June 30, 2017)						(Twenty-six weeks ended June 25, 2017)
	Note 3a(ii)	Note 3b(ii)	Note 3c(ii)			Note 3d(i)
Revenue	$959,636	$(959,636)	$—			$—	$—
Net sales	—	959,636	—			—	959,636
Cost of sales	845,935	727	—			—	846,662

Gross profit	113,701	(727)	—			—	112,974
Selling, general and administrative expense	—	75,772	2,961	(4g	)	—	78,733
Administrative and restructuring charges	—	—	—			—	—
Sales and distribution costs	48,672	(48,672)	—			—	—
Administration expenses	27,100	(27,100)	—			—	—
Other operating costs/(income)	727	(727)	—			—	—

Operating income	37,202	—	(2,961)			—	34,241
Finance costs	13,378	(13,378)	—			—	—
Finance income	(130)	130	—			—	—
Interest expense, net of capitalized interest	—	13,378	—			—	13,378
Interest income	—	(130)	—			—	(130)
Foreign currency transaction losses (gains)	—	—	—			—	—
Miscellaneous, net	—	—	—			—	—

Income before income taxes	23,954	—	(2,961)			—	20,993
Income tax expense	—	4,368	(1,539)	(4h	)	—	2,829
Taxation	4,368	(4,368)	—			—	—

Net income	19,586	—	(1,422)			—	18,164
Less: Net income (loss) attributable to noncontrolling interest	—	—	—			—	—

Net income attributable to Pilgrim’s Pride Corporation	$19,586	$—	$(1,422)			$—	$18,164

Unaudited Pro Forma Moy Park Group Adjusted Historical Statement of Income

For the fifty-two weeks ended December 25, 2016

(in thousands)

	Moy Park Group Historical	Moy Park Group Reclassified Line Items	Push-down accounting entries to record PPA adjustments previously recorded at JBS S.A. level	Notes (Note 4)		Moy Park Group IFRS to U.S. GAAP Adjustments	Moy Park Group Adjusted
	(Year ended December 31, 2016)						(Fifty-two weeks ended December 25, 2016)
	Note 3a(ii)	Note 3b(ii)	Note 3c(ii)			Note 3d(i)
Revenue	$1,947,571	$(1,947,571)	$—			$—	$—
Net sales	—	1,947,571	—			—	1,947,571
Cost of sales	1,714,706	2,271	—			—	1,716,977

Gross profit	232,865	(2,271)	—			—	230,594
Selling, general and administrative expense	—	146,854	4,714	(4g	)	—	151,566
Administrative and restructuring charges	—	—	—			—	—
Sales and distribution costs	97,324	(97,324)	—			—	—
Administration expenses	49,528	(49,528)	—			—	—
Other operating costs/(income)	2,271	(2,271)	—			—	—

Operating income	83,742	—	(4,714)			—	79,028
Finance costs	29,682	(29,682)	—			—	—
Finance income	(1,282)	1,282	—			—	—
Interest expense, net of capitalized interest	—	29,682	—			—	29,682
Interest income	—	(1,282)	—			—	(1,282)
Foreign currency transaction losses (gains)	—	—	—			—	—
Miscellaneous, net	—	—	—			—	—

Income before income taxes	55,342	—	(4,714)			—	50,628
Income tax expense	—	10,778	(2,744)	(4h	)	—	8,034
Taxation	10,778	(10,778)	—			—	—

Net income	44,564	—	(1,970)			—	42,594
Less: Net income (loss) attributable to noncontrolling interest	—	—	—			—	—

Net income attributable to Pilgrim’s Pride Corporation	$44,564	$—	$(1,970)			$—	$42,594

Unaudited Pro Forma Moy Park Group Adjusted Historical Income Statement

For the fifty-two weeks ended June 25, 2017

(in thousands)

	Moy Park Group Historical	Moy Park Group Reclassified Line Items	Push-down accounting entries to record PPA adjustments previously recorded at JBS S.A. level	Notes (Note 4)		Moy Park Group IFRS to U.S. GAAP Adjustments	Moy Park Group Adjusted
	(Year ended June 30, 2017)						(Fifty-two weeks ended June 25, 2017)
	Note 3a(ii)	Note 3b(ii)	Note 3c(ii)			Note 3d(i)
Revenue	$1,886,705	$(1,886,705)	$—			$—	$—
Net sales	—	1,886,705	—			—	1,886,705
Cost of sales	1,661,523	2,871	—			—	1,664,394

Gross profit	225,182	(2,871)	—			—	222,311
Selling, general and administrative expense	—	146,847	5,190	(4g	)	—	152,037
Administrative and restructuring charges	—	—	—			—	—
Sales and distribution costs	93,119	(93,119)	—			—	—
Administration expenses	53,728	(53,728)	—			—	—
Other operating costs/(income)	2,871	(2,871)	—			—	—

Operating income	75,464	—	(5,190)			—	70,274
Finance costs	26,587	(26,587)	—			—	—
Finance income	(320)	320	—			—	—
Interest expense, net of capitalized interest	—	26,587	—			—	26,587
Interest income	—	(320)	—			—	(320)
Foreign currency transaction losses (gains)	—	—	—			—	—
Miscellaneous, net	—	—	—			—	—

Income before income taxes	49,197	—	(5,190)			—	44,007
Income tax expense	—	6,602	(2,836)	(4h	)	—	3,766
Taxation	6,602	(6,602)	—			—	—

Net income	42,595	—	(2,354)			—	40,241
Less: Net income (loss) attributable to noncontrolling interest	—	—	—			—	—

Net income attributable to Pilgrim’s Pride Corporation	$42,595	$—	$(2,354)			$—	$40,241

(3a) Moy Park Group—Historical

(i)	This is the historical Moy Park Group IFRS consolidated balance sheet at June 30, 2017, directly extracted from the unaudited IFRS condensed consolidated interim financial information of the Moy Park Group as of and for the twenty-six weeks ended June 30, 2017, prepared accordance with IFRS as adopted by the EU, and translated from Pounds Sterling to U.S. dollars using the exchange rate at June 30, 2017, equal to £1/US$1.3026.

(ii)	These are the historical Moy Park Group IFRS consolidated statements of income for the twenty-six week period ended June 30, 2017 and fifty-two weeks ended December 31, 2016 and June 30, 2017, directly extracted from the unaudited IFRS condensed consolidated financial information of the Moy Park Group for the twenty-six weeks ended June 30, 2017 and fifty-two weeks ended December 31, 2016 and June 30, 2017. They are prepared in accordance with IFRS as adopted by the EU, and translated from Pounds Sterling to U.S. dollars using the average exchange rate for the twenty-six week period ended June 30, 2017 equal to £1/US$1.2595 and the exchange rates for the fifty-two week periods ended December 31, 2016 and June 30, 2017 equal to £1/US$1.3549 and £1/US$1.2687, respectively.

(3b) Moy Park Group—Reclassified Line Items

(i)	The Moy Park Group’s reclassified consolidated balance sheet at June 30, 2017 is based on the Moy Park Group’s consolidated balance sheet at June 30, 2017, extracted from the unaudited IFRS condensed consolidated interim financial information of the Moy Park Group as of and for the twenty-six weeks ended June 30, 2017, prepared accordance with IFRS as adopted by the EU, and then adjusted in order to align it with the PPC accounting policies to be adopted by the Moy Park Group.

(ii)	The Moy Park Group’s reclassified consolidated statements of income for the twenty-six week period ended June 30, 2017 and fifty-two weeks ended December 31, 2016 and June 30, 2017, are based on the Moy Park Group’s consolidated statements of income for the twenty-six weeks ended June 30, 2017 and fifty-two weeks ended December 31, 2016 and June 30, 2017, extracted from the unaudited IFRS condensed consolidated financial information of the Moy Park Group as of and for the twenty-six weeks ended June 30, 2017 and fifty-two weeks ended December 31, 2016 and June 30, 2017, prepared accordance with IFRS as adopted by the EU, and then adjusted in order to align it with PPC’s accounting policies to be adopted by the Moy Park Group.

(3c) Push-down accounting entries to record purchase price accounting adjustments previously recorded at JBS S.A. level

(i)	The Moy Park Group’s unaudited IFRS condensed consolidated interim balance sheet at June 30, 2017 is adjusted to JBS S.A.’s cost basis, which reflects the fair values assigned to the assets and liabilities of the Moy Park Group, following its acquisition by JBS S.A. on September 30, 2015. This adjustment also consisted of converting the Moy Park Group’s information (accounted for in British Pounds) to U.S. dollars using the exchange rate at June 30, 2017, equal to £1/US$1.3026. Refer to Note 4 for further discussion of these adjustments.

(ii)	The Moy Park Group’s unaudited IFRS consolidated statements of income for the twenty-six week period ended June 30, 2017 and fifty-two weeks ended December 31, 2016 and June 30, 2017 are adjusted for the impact of JBS S.A.’s cost basis, which reflects the fair values assigned to the assets and liabilities of the Moy Park Group, following its acquisition by JBS S.A. on September 30, 2015. This adjustment also consisted of converting Moy Park’s information (accounted for in British Pounds) to U.S. dollars using the average exchange rate for the twenty-six week period ended June 30, 2017 equal to £1/US$1.2595 and the exchange rates for the fifty-two week periods ended December 31, 2016 and June 30, 2017 equal to £1/US$1.3549 and £1/US$ 1.2687, respectively. Refer to Note 4 for further discussion of these adjustments.

(3d) Moy Park Group—IFRS to U.S. GAAP Adjustments

(i)	It should be noted that a preliminary analysis of to IFRS to U.S. GAAP differences and related accounting policies has been completed based on information available to date. Following the completion of the Moy Park Acquisition, a final analysis will be undertaken. As a result of that analysis, PPC’s management may identify differences that, when finalized, could have a material impact on the unaudited pro forma combined financial information.

(ii)	Inventories increased by $67 million as a result of a reclassification adjustment to conform to PPC’s presentation requirements in accordance with U.S. GAAP. IFRS requires a separate presentation of biological assets on the face of the IFRS balance sheet. PPC presents the biological assets within the “Inventories” category in its U.S. GAAP consolidated financial statements.

4. Original Purchase Price Unaudited Pro Forma Adjustments

JBS S.A. acquired Moy Park on September 30, 2015. At the time of JBS S.A.’s acquisition of Moy Park, purchase price adjustments were not pushed down to the separate accounts of the Moy Park Group, which is typical for financial statements prepared in accordance with IFRS as adopted by the EU. These adjustments are to reflect the acquisition related accounting adjustments on the stand alone separate accounts of the Moy Park Group. The related amortization of intangibles and depreciation expense are also being reflected to the Moy Park Group as an adjustment.

(4a)—Identified intangible assets, net consists of the Moy Park Group’s customer list and trademarks. The net increase represents the fair value purchase price adjustment upon acquisition by JBS S.A. on September 30, 2015 and amortization of the customer list from acquisition date to the balance sheet date.

(4b)—The net decrease to property, plant and equipment, net represents the fair value purchase price adjustment upon acquisition by JBS S.A. on September 30, 2015 and depreciation of the adjusted balance to the balance sheet date.

(4c)—Deferred tax liabilities increased due to the original purchase price adjustments upon acquisition by JBS S.A. on September 30, 2015.

(4d)—Retained earnings decreased due to the depreciation on fixed assets, amortization on identified intangibles and related income tax effects from the September 30, 2015 original acquisition date through the balance sheet date.

(4e)—Goodwill increased as a result of the excess of purchase price over fair value of net assets acquired in the September 30, 2015 original acquisition

(4f)—Additional paid-in capital increased due to adjustments noted in (4a)—(4e) above

(4g)—Selling, general and administration expense increased due to depreciation and amortization recorded on the fair value adjustments made to identified intangible assets and property, plant and equipment during the income statement period.

(4h)—Income tax expense decreased as a result of the additional depreciation and amortization expense recorded related to the assets acquired in the original acquisition on September 30, 2015.

5. Unaudited Pro Forma Adjustments

(a)	To reflect the Moy Park Acquisition by Pilgrim’s Pride Corporation on September 8, 2017 accounted for in accordance with the requirements of combinations of entities under common control whereby the entities will be combined as of the earliest date of common control being September 30, 2015:

•	Reflects the cash consideration paid of $301 million.

(b)	Adjustment represents a $737 million promissory note to partially finance the Moy Park Acquisition, less $12 million in debt issuance costs incurred to obtain the short term financing. This obligation is classified as current debt based on its term of 364 days. See (c) below for the amortization of these issuance costs.

(in thousands)
Borrowings under promissory note	$736,806
Debt issuance costs related to promissory note	(12,000)

Net increase in short-term borrowings	$724,806

(c)	To record interest expense related to the promissory note. Given the first 60 days of this promissory note are at zero percent interest, management estimated imputed interest rate by considering the contract term, credit of company, and other similar debt arrangements. The imputed interest rate estimated for purposes of preparing these pro forma financial statements is 3.52%. Given that the term of this promissory note is 364 days, this rate estimated by management comprises the one year treasury rate on September 8, 2017 (1.22%) plus an option-adjusted spread estimated by management to be 2.3%.

	For the fifty-two weeks ended December 25, 2016	For the fifty-two weeks ended June 25, 2017	For the twenty-six weeks ended June 25, 2017
	(in thousands)
Interest expense on promissory note	$25,936	$25,936	$12,968
Amortization of debt issuance costs	12,000	12,000	6,000

Pro forma adjustments to interest expense	$37,936	$37,936	$18,968

(d)	Reflects the income tax effect of pro forma adjustments based on the federal and state statutory rate of 37.4%.

(e)	Represents $14 million in transaction costs incurred subsequent to June 25, 2017 that are directly related to the Moy Park Acquisition.

The Industry

The U.S. consumes more chicken than any other protein (approximately 34.4 billion pounds in calendar year 2016 according to the U.S. Department of Agriculture (“USDA”)), and chicken is the second most consumed protein globally after pork. The U.S. is the world’s largest producer of chicken and is projected to produce approximately 41.1 billion pounds of ready-to-cook broiler meat in calendar year 2017, representing 20.7% of the total world production. Broilers are tender, young chickens suitable for broiling or roasting. Brazil and China produce the second and third most broiler meat, with 15.0% and 14.9% of the world market, respectively, according to the USDA.

According to the USDA, the export of U.S. chicken products increased at an average annual growth rate of 1.8% from 2005 through 2015. The U.S. is the second-largest exporter of broiler meat behind Brazil. The U.S. is projected to export 6.9 billion pounds in calendar year 2017, which would account for 27.5% of the total world exports and 16.7% of the total U.S. production, according to the USDA. The top five exporters are projected to control over 86.6% of the market in 2017.

According to the USDA, chicken production in the U.S. increased from 2005 through 2015 at a compounded annual growth rate of 1.1%. The growth in chicken demand is attributable to (1) relative affordability compared to other proteins such as beef and pork, (2) the increasingly health conscious nature of U.S. consumers, (3) chicken’s consistent quality and versatility and (4) its introduction on many foodservice menus. In addition, global protein demand continues to be strong, consistent with rising standards of living and a growing middle class in developing countries. USDA estimates from 2015 through 2025 show an anticipated increase of global chicken production at a compounded annual growth rate of 1.2%. We believe our relationship with the JBS Group, positions us to capture a portion of those emerging markets.

Key Industry Dynamics

Pricing. Items that influence chicken pricing in the U.S. include international demand, changes in production by other broiler producing countries, input costs and the demand associated with substitute products such as beef and pork. We believe our focus on sales mix enables us to adapt to changing supply demand dynamics by adjusting our production to maximize value. We also benefit from a shorter production lifecycle of broilers compared to other proteins. While production for cattle takes approximately 28 to 39 months from breeding to slaughter and the production for pork takes 11 to 12 months, the production lifecycle for the broiler is only ten weeks.

Feed. Broilers are fed corn and soybean meal as well as certain vitamins and minerals. Corn and soybean meal accounted for approximately 45.7% and 36.3% of our feed costs, respectively, in 2016. Broiler production is significantly more efficient from a feed perspective than cattle or hog production. Approximately two pounds of feed are required for each pound of chicken, as compared to approximately seven and 3.5 pounds for cattle and hogs, respectively. We have sought to mitigate the impact of feed price volatility on our profitability by decreasing the amount of our products that are sold under longer term fixed price contracts, broadening our product portfolio and expanding the variety of contracts within our book of business.

Business

Our Company

Pilgrim’s is one of the largest chicken producers in the world, with operations in the U.S., Mexico and Puerto Rico. We are primarily engaged in the production, processing, marketing and distribution of fresh, frozen and value-added chicken products to retailers, distributors and foodservice operators. We offer a wide range of products to our customers through strong national and international distribution channels. Our fresh chicken products consist of refrigerated (non-frozen) whole chickens, whole cut-up chickens and selected chicken parts that are either marinated or non-marinated. Our prepared chicken products include fully cooked, ready-to-cook and individually frozen chicken parts, strips, nuggets and patties, some of which are either breaded or non-breaded and either marinated or non-marinated.

We market our balanced portfolio of fresh, prepared and value-added chicken products to a diverse set of approximately 5,000 customers across the U.S. and Mexico, and in approximately 80 other countries, with no single customer accounting for more than 10% of total sales and with our two largest customers accounting for approximately 13.5% and 14.4% of our net sales for the twenty-six weeks ended June 25, 2017 and the year ended December 25, 2016, respectively. We have become a valuable partner to our customers and a recognized industry leader by consistently providing high-quality products and services designed to meet their needs and enhance their business. Our sales efforts are largely targeted towards the foodservice industry, principally chain restaurants and food processors such as Chick-fil-A®, distributors such as US Foods and Sysco® and retail customers, including grocery store chains and wholesale clubs such as Kroger®, Costco®, Publix® and H-E-B®

As a vertically integrated company, we control every phase of the production process, which helps us better manage food safety and quality, as well as more effectively control margins and improve customer service. We operate feed mills, hatcheries, processing plants and distribution centers in 14 U.S. states, Puerto Rico and Mexico. Our plants are strategically located to ensure that customers timely receive fresh products. With our global network of approximately 4,400 contract growers, 35 feed mills, 42 hatcheries, 33 processing plants, six prepared foods cook plants, 20 distribution centers, eight rendering facilities and three pet food plants in the United States, Mexico and Puerto Rico as of June 25, 2017, we believe we are well positioned to supply the growing demand for our products.

We are one of the largest, and we believe one of the most efficient, producers and sellers of chicken in Mexico. Our presence in Mexico provides access to a market with growing demand and has enabled us to leverage our operational strengths within the region. The market for chicken products in Mexico is still developing with most sales attributed to fresh, commodity-oriented, market price-based business. We believe our Mexico business is well positioned to continue benefiting from these trends in the Mexican consumer market. Additionally, we are an important player in the live market, which accounted for approximately 34% of the industry’s chicken sales in Mexico in the fifty-two weeks ended December 25, 2016.

As of June 25, 2017, Pilgrim’s had approximately 42,000 employees and the capacity to process approximately 39.2 million birds per five-day work week for a total of approximately 11.5 billion pounds of live chicken annually in the United States, Mexico and Puerto Rico.

In the twenty-six weeks ended June 25, 2017, we produced 4.1 billion pounds of chicken products, generating $4.3 billion in net sales, $327.6 million in net income attributable to Pilgrim’s and $624.5 million in Adjusted EBITDA. In 2016, we produced 8.1 billion pounds of chicken products, generating $7.9 billion in net sales, $440.5 million in net income attributable to Pilgrim’s and $899.3 million in Adjusted EBITDA.

Moy Park Business

On September 8, 2017, Onix, a wholly-owned subsidiary of Pilgrim’s Pride Corporation, acquired from JBS S.A. 100% of the issued and outstanding shares of common stock of Granite, the holding company that owns Moy Park, owner of the companies that comprise “Moy Park’s” business based in the United Kingdom, for an aggregate purchase price of £1.0 billion ($1.3 billion, based on an exchange rate of US$1.3099 per £1.00 on September 8, 2017), consisting of (on a cash-free, debt-free basis) £230.0 million ($301.3 million) in cash, the £562.5 million ($736.8 million) JBS S.A. Seller Note issued on September 8, 2017 by Onix, and guaranteed by Pilgrim’s Pride Corporation, to JBS S.A. and the assumption of certain debt of Moy Park and its subsidiaries, including Moy Park (Bondco) Plc’s £300.0 million aggregate principal amount of the Moy Park Notes.

We believe that the Moy Park Acquisition will position us to become a global player in the chicken business, giving us access to the United Kingdom and European markets, which advances our strategy of diversifying our portfolio to be more global while at the same time reducing volatility across our businesses. In addition, we believe the Moy Park Acquisition will provide us with new business opportunities through the addition of Moy Park’s fully integrated poultry production platform and its strong presence in prepared foods. The Moy Park Acquisition was unanimously approved by a Special Committee of the Pilgrim’s Pride Corporation’s Board of Directors. Comprised entirely of independent equity directors elected to the Board by a vote controlled by the shareholders unaffiliated with JBS S.A., the Special Committee was delegated the full authority of the Pilgrim’s Pride Corporation’s Boards of Directors with respect to the Moy Park Acquisition.

Moy Park is a leading and highly regarded U.K. food company, providing fresh, high quality and locally farmed poultry and convenience food products. The Moy Park Group has operated in the U.K. and Ireland retail market for over 50 years and delivers a range of fresh, ready-to-cook, coated and ready-to-eat poultry products to major retailers and large foodservice customers throughout the United Kingdom, Ireland, France and the Netherlands.

The following paragraphs set forth certain information about the Moy Park business.

Products and Markets

Product Types

Fresh Chicken. In the United Kingdom, Moy Park’s fresh chicken sales primarily consist of refrigerated and frozen whole chickens, breast fillets and bone-in chicken parts.

Further Processed and Prepared Chicken Products. In the United Kingdom, Ireland, France and the Netherlands, Moy Park produces further processed and prepared chicken products for sale to customers in retail, foodservice, agricultural and international distribution channels. Moy Park also sells a range of ready-to-cook, coated and ready-to-eat chicken products to major retailers and large foodservice customers. Moy Park maintains a new product development team and an executive chef to continue to develop new ideas for value added products across its range, and share those insights with its customers in order to drive sales. Moy Park has included new innovative products in its portfolio every year during the last five years with a growing new product development pipeline.

In recent years, Moy Park has built strong brands with high levels of brand recognition in the markets in which such brands are sold, including “Moy Park,” “Castle Lea,” “O’Kane Limited” and the Moy Park’s “Jamie Oliver” range. Moy Park believes the development of its brands is important as it provides customers with confidence in the quality and consistency of its products. Brand marketing is focused on establishing its brands through consistent quality and product innovation as well as developing relationships with key customers. Moy Park believes that its brands can be expanded throughout Europe, which provides the opportunity to sell higher-margin products in its traditional markets.

Markets

Customers for Moy Park’s fresh and further processed and prepared chicken products include:

•	national and regional retailers (including grocery supermarket chains, independent grocers and club stores) and wholesale distributors in Europe, including each of the 10 largest supermarkets in the U.K., such as Tesco®, Sainsbury’s®, Waitrose®, Morrisons®, Aldi® and Lidl®, as well as major retailers in Europe, including Carrefour® and Picard®;

•	international retailers and wholesale distributors; and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, such as McDonald’s®, KFC® and Quick®, hotel chains and other institutional customers.

Operating Facilities

The Moy Park Group operates four fresh chicken processing plants in the United Kingdom with an average daily processing capacity of approximately 860,000 birds and nine further processed and prepared foods plants throughout Europe with an aggregate monthly processing capacity of approximately 19,500 tons, as of June 30, 2017.

Regulation and Environmental Matters

Moy Park’s operations in Europe are subject to a number of local, national and regional laws and other requirements relating to the protection of the environment and the safety and health of personnel and the public. These requirements relate to a broad range of activities, including:

•	the discharge of pollutants into the air and water;

•	the identification, generation, storage, handling, transportation, disposal, record-keeping, labelling, reporting of, and emergency response in connection with, hazardous materials (including asbestos) associated with our operations;

•	noise emissions from our facilities; and

•	safety and health standards, practices and procedures that apply to the workplace and the operation of our facilities.

In order to comply with these requirements, Moy Park may need to spend substantial amounts of money and other resources from time to time to: (1) construct or acquire new equipment; (2) acquire or amend permits to authorize facility operations; (3) modify, upgrade or replace existing and proposed equipment; and (4) clean up or decommission waste management facilities. Moy Park’s capital and operating budgets include costs and expenses associated with complying with these laws. If Moy Park does not comply with environmental requirements that apply to its operations, regulatory agencies could seek to impose civil, administrative and/or criminal liabilities, as well as seek to curtail its operations. Under some circumstances, private parties could also seek to impose civil fines or penalties for violations of environmental laws or recover monetary damages, including those relating to property damage or personal injury.

The presence of hazardous materials at Moy Park’s facilities may expose it to potential liabilities associated with the clean-up of contaminated soil and groundwater, and Moy Park could be liable for (1) the costs of responding to and remediating that release and (2) the restoration of natural resources damaged by any such release, among other things. Moy Park has not incurred, nor does it anticipate incurring, material expenditures in order to comply with environmental laws or regulations. Moy Park is not aware of any environmental liabilities that it would expect to have a material adverse effect on its business.

Employees

As of June 30, 2017, the Moy Park Group employed approximately 10,000 persons, and approximately 27% of the Moy Park Group’s employees were covered under collective bargaining agreements.

Description of Material Indebtedness

Moy Park Notes

As a result of the Moy Park Acquisition, we assumed certain liabilities of the Moy Park Group, including the Moy Park Notes.

On May 29, 2014 and April 17, 2015, Moy Park (Bondco) Plc issued an aggregate £300 million of its 6.25% senior notes due 2021. The Moy Park Notes were sold to qualified institutional buyers pursuant to Rule 144A, and outside the United States to non-U.S. persons pursuant to Regulation S.

The Moy Park Notes are governed by, and were issued pursuant to, the Moy Park Indenture, dated as of May 29, 2014 by and among Moy Park (Bondco) Plc, as issuer, Moy Park, Moy Park (Newco) Limited, and O’Kane Poultry Limited, as guarantors (together, the “Moy Park Notes Guarantors”), and The Bank of New York Mellon, as trustee. The Moy Park Indenture provides, among other things, that the Moy Park Notes bear interest at a rate of 6.25% per annum from the date of issuance until maturity, payable semi-annually in cash in arrears, beginning on November 29,

2014. The Moy Park Notes are guaranteed on a senior unsecured basis by the Moy Park Notes Guarantors. The Moy Park Notes and related guarantees are general senior unconditional and unsubordinated obligations and rank at least equally with all other present and future senior unsecured obligations of Bondco. The Moy Park Notes and Moy Park Indenture also contain customary covenants and events of default, including failure to pay principal or interest on the Senior Notes when due, among others.